Exhibit 10.1

EXECUTION VERSION

RETAIL LEASE

BY AND BETWEEN

LG TALLAHASSEE MARKET SQUARE, LLC,

AS LANDLORD

AND

PRIME MERIDIAN BANK

AS TENANT

TABLE OF CONTENTS

1.	FUNDAMENTAL LEASE PROVISIONS	1
2.	DEMISED PREMISES	2
3.	TERM	4
4.	RENT AND OTHER EXPENSE PAYMENTS	4
5.	LATE PAYMENT	6
6.	AS-IS, WHERE IS, WITH ALL FAULTS; TENANT IMPROVEMENTS	6
7.	SIGNS	7
8.	USE	7
9.	PROPERTY TAXES	10
10.	UTILITIES AND OTHER SERVICES	11
11.	ENTRY BY LANDLORD	11
12.	MAINTENANCE AND REPAIR	12
13.	ALTERATIONS AND ADDITIONS	12
14.	INDEMNITIES AND WAIVERS	13
15.	INSURANCE	14
16.	DAMAGE AND DESTRUCTION	17
17.	CONDEMNATION	17
18.	LIENS	17
19.	DEFAULTS BY TENANT	18
20.	LANDLORD’S REMEDIES	19
21.	COSTS OF SUIT	22
22.	SURRENDER OF DEMISED PREMISES	22
23.	TRANSFER OF LANDLORD’S INTEREST	23
24.	ASSIGNMENT AND SUBLETTING	23
25.	ATTORNMENT	25
26.	SUBORDINATION	25
27.	ESTOPPEL CERTIFICATE	26
28.	QUIET ENJOYMENT	26
29.	WAIVER OF REDEMPTION BY TENANT	26
30.	LANDLORD’S LIEN	26
31.	RULES AND REGULATIONS	27
32.	NOTICES	27
33.	NON-WAIVER	27
34.	COMPLIANCE WITH LAWS	28
35.	MISCELLANEOUS	28
36.	SALES TAX REPORTS	31
37.	INCORPORATION OF PRIOR AGREEMENTS; AMENDMENTS	31
38.	RADON GAS	31
39.	EXISTING LEASE	31

i

RETAIL LEASE

This Retail Lease (this “Lease”) is made as of this 6th day of August, 2018 (the “Effective Date”), by and between LG Tallahassee Market Square, LLC, a Texas limited liability company (“Landlord”), and Prime Meridian Bank, a Florida banking corporation (“Tenant”), with both sometimes hereinafter referred to collectively as “the Parties.”

1.	FUNDAMENTAL LEASE PROVISIONS

Demised Premises:	Parcel:	Those improvements, parking area(s) and possible expansion, if applicable pursuant to Section 2(d), below, as to Leon County, Florida Parcel ID: 1108510050520
	Mailing Address:	1471 Timberlane Road
Tallahassee, FL
	Gross Building Area:	Approximately 14,727 square foot building

Term:	Fifteen (15) Lease Years

Option Term:	Four (4) Options of Five (5) Lease Years

Minimum Annual Rent:

Lease Years	PSF	Annual	Monthly
1 – 5	$20.00	$294,000.00	$24,500.00
6 – 10	$22.00	$323,400.00	$26,950.00
11 – 15	$24.20	$355,740.00	$29,645.00

Permitted Use:

Subject to applicable code, regulations and applicable law, Tenant shall use the Demised Premises for the operation of a full service banking institution, including general office, retail branch bank with drive through, commercial banking, mortgage and mortgage brokerage activities and all services customarily offered in conjunction with a retail bank, or for use by Tenant’s assignee, subtenant or successor, subject to Section 24 hereof. Notwithstanding the foregoing, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to all matters of record, as well as any other instrument in the nature thereof which may now or hereafter affect Landlord’s fee title to the Demised Premises or Landlord’s interest hereunder, and to any modifications, renewals, consolidations, extensions, or replacements of any of the foregoing.

Permitted Name (DBA):	Prime Meridian Bank

Guarantor:	N/A

Addresses:	To Landlord:	LG Tallahassee Market Square, LLC, c/o Leon Capital Group 3500 Maple Ave., Suite 1600 Dallas, TX 75219 Attn: Asset Management (for notices and payment of Rent)

	With copies of notices to:	LG Tallahassee Market Square, LLC,
c/o Leon Capital Group
3500 Maple Ave., Suite 1600
Dallas, TX 75219
Attn: Legal Department

	To Tenant:	Prime Meridian Bank
1471 Timberlane Road, Suite 124
Tallahassee, FL 32312

	with copies of notices to:	Rayboun Mulligan, PLLC
Attn: Michael C. Rayboun, Esq. 105 West 5th Avenue Tallahassee, FL 32303

Landlord’s Taxpayer ID Number:	81-0823335

Tenant’s Taxpayer ID Number:	26-0474086

2.	DEMISED PREMISES

(a)    Granting Clause. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the demised premises (the “Demised Premises”), as described in further detail in Section 1, situated substantially in the location which is shown as outlined or hatched on the site plan designated on Exhibit “A” (the “Site Plan”). The Demised Premises is located on the tract of property described in Exhibit “B”, which is annexed hereto and incorporated by reference herein and made a part hereof for all purposes, in accordance with the terms and subject to the conditions of this Lease. Tenant desires to lease from Landlord the Demised Premises, in accordance with the terms and subject to the conditions of this Lease. Landlord reserves the right to place in, under or over the Demised Premises pipes, wires, lines, and facilities but only to the extent required by applicable governmental authorities in connection with Landlord’s redevelopment of the adjacent shopping center known as “Market Square Tallahassee” (the “Shopping Center”). For all purposes hereunder, the Gross Building Area of the Demised Premises is stipulated to be the square footage set forth in Section 1 hereof.

(b)    Delivery Date. The “Delivery Date” as used herein shall be the date that Landlord delivers written notice that Landlord has substantially completed Landlord’s Work (hereinafter defined), as evidenced by a certificate of completion or other similar documentation upon final inspection issued by the proper governmental entity(ies), though Landlord estimates to be on or before six (6) months from the Expansion Date, as defined below, (the “Estimated Delivery Date”), subject to possible extension as set forth in Article 6. In the event the Expansion Date does not occur and Tenant elects 2(d)(iii) then the Estimated Delivery Date shall be six (6) months from the date Tenant notifies Landlord in writing of such election.

(c)    Existing Lease. Landlord and Tenant are parties (or are parties as successors in-interest to the original landlord and tenant thereunder) to (i) an existing Lease Agreement dated April 19, 2007, (ii) an existing Lease Agreement dated June 23, 2010, and (iii) an existing Lease Agreement dated November 18, 2016 (collectively, the “Existing Leases”) for, respectively, Units 124, 124B, and 126 (the “Current Premises”). The Existing Leases shall remain in full force and effect until the Rent Commencement Date, as defined in Article 4, whereupon the Existing Leases shall automatically terminate and shall be of no further force and effect. From and after the Rent Commencement Date, this Lease shall commence and govern the relationship of Landlord and Tenant with respect to the Premises for all purposes. Tenant shall continue to occupy the Current Premises from the date hereof through the Rent Commencement Date on the same terms and conditions set forth in the Existing Leases, including, but not limited to, the payment of all Minimum Rent and any additional rent as required thereunder. Tenant shall be permitted early access to the portion of the Demised Premises that is not included in the Current Premises pursuant to the terms and conditions of this Lease, including but not limited to, all insurance and indemnification obligations, except that no Minimum Rent or other pass through expenses shall be due hereunder, though Tenant’s early access, if at all exercised, shall not affect the Commencement Date, for rent or other purposes, as defined herein.

(d)    Expansion Parcel. Landlord shall use commercially reasonable efforts to process a lot line adjustment with the City of Tallahassee, Florida (the “City”) to expand the Parcel in the manner and scope shown on the Site Plan of the Expanded Demised Premises attached hereto as Exhibit “A-1” (the “Lot Adjustment”). Landlord shall commence preparation and filing of the Lot Adjustment promptly after the Effective Date and shall use commercially reasonable efforts to pursue the same to completion within one hundred twenty (120) days of commencing the process. In the event the Lot Adjustment is approved by the City, then upon such approval (the “Expansion Date”) the Demised Premises shall be automatically expanded to include the entire parcel depicted in the Lot Adjustment application and Landlord and Tenant shall enter into an amendment to reflect the new legal description of the Demised Premises. Upon the Expansion Date, the Minimum Rent due hereunder shall remain the same as provided above in Section 1. In the event the City rejects or fails to approve the Lot Adjustment one hundred twenty (120) days after Landlord filing the same, then Tenant may in its sole and exclusive discretion (i) terminate this Lease and revert to the terms of the Existing Leases defined in Section 2(c) hereof by giving Landlord written notice of such termination no later than thirty (30) days after the expiration of the aforesaid 120-day period, or (ii) grant additional time for the Lot Adjustment to be approved, which shall be evidenced by an amendment to this Lease signed within said thirty-day period, or (iii) elect for this Lease to remain in full force and effect pursuant to the existing terms hereof except for this Section 2(d) and the reference to the Expansion Parcel in Section 35(e), both of which shall be of no further force and effect. From and after the Expansion Date, Tenant shall alter the Parcel to provide for the relocation and expansion of the bank drive through to the back of the building and associated site modifications including construction of the “New Access Drive” in accordance with Exhibit “A-1”. Landlord shall obtain and provide to Tenant, at Landlord’s expense, a valid Owner’s Affidavit that complies with Chapter 713, Florida Statutes, in a form, a time, and manner sufficient for recording purposes. In connection with the expansion of the Parcel, Tenant shall also perform the following work, at Tenant’s sole cost and expense, upon the terms and conditions set forth herein: (i) all modifications necessary as reasonably required by Landlord and all applicable governmental or quasi- governmental authorities to modify any areas of the Shopping Center impacted by such expansion, all as approved by Landlord in Landlord’s reasonable discretion, (ii) and to construct the expansion along the southern boundary of the parcel so that any curbing or demarcation between the parcels is constructed in a first class manner and aesthetically cohesive with the Shopping Center development. All such work by Tenant to expand the Parcel shall be in accordance with applicable laws, rules and regulations of all applicable governmental authorities.

3.	TERM

(a)    Primary Term. The “Primary Term” (herein so called) of this Lease shall commence on the Delivery Date and shall expire on that date which is fifteen (15) Lease Years (as defined below) following the Rent Commencement Date (hereinafter defined), unless the Rent Commencement Date occurs on a date which is not the first day of the month, in which event the Primary Term shall end fifteen (15) Lease Years from the last day of the month following the Rent Commencement Date, unless earlier terminated or extended as provided herein. This Lease shall be a binding contractual agreement effective upon the date of execution hereof by both Landlord and Tenant, notwithstanding the later commencement of the Primary Term of this Lease. Within thirty (30) business days after the Rent Commencement Date (hereinafter defined), Tenant shall deliver to Landlord the Rent Commencement Date Agreement in accordance with the form attached hereto as Exhibit “C”. The Primary Term along with any Renewal Term (as defined below) shall hereinafter collectively be referred to as the “Lease Term”.

(b)    Lease Year. For purposes of this Lease, the “first Lease Year” shall be defined as that period of time from the Rent Commencement Date through that date which is one (1) year from the Rent Commencement Date; however, if the Rent Commencement Date is a day other than the first day of a calendar month, then the first Lease Year shall expire on the last day of the month following that date which is one (1) year from the Rent Commencement Date. Each subsequent “Lease Year” shall be successive twelve-month periods beginning on the first day following the expiration of the first Lease Year. The term “Initial Year” means the calendar year in which the Rent Commencement Date occurs. The term “Subsequent Year” means any calendar year during the Term hereof after the Initial Year.

(c)    Renewal Options. Tenant shall have the option, subject to the requirements set forth in this Section 3(c), to renew the Term of the Lease for four (4) consecutive Five (5) year renewal terms (each a “Renewal Term”). Each Renewal Term shall be upon the same terms and conditions as contained in this Lease, except that (i) any rent free periods, rental concessions, inducements, allowances and other similar items applicable during any Term will not apply during any Renewal Term, (ii) Tenant will accept the Demised Premises on an “as is” basis at the commencement of the Renewal Term, (iii) there shall be no further right of renewal except as stated above, and (iv) the Minimum Annual Rent for each respective Renewal Term shall be equal to one hundred ten percent (110%) of the Minimum Annual Rent of the last Lease Year or Renewal Term. The renewal option set forth in this Section 3(c) will only be valid if (a) the Tenant that signed this Lease, or its successor by merger or acquisition of substantially all of the assets of the branch bank of the Tenant operated at the Premises, is the occupant of the Demised Premises; (b) Landlord has received written notice of Tenant’s election to renew at least one hundred eighty (180) days prior to the expiration of the initial Term or the then existing Renewal Term, as applicable; (c) Tenant is not in default beyond any applicable notice and cure period; and (d) Tenant has duly and regularly performed its obligations under this Lease (Landlord reserving, in its sole discretion, the right to waive compliance with any or all of the foregoing pre-conditions to Tenant’s exercise of any option to renew, such waiver to be evidenced by Landlord’s written acceptance of the Tenant’s exercise of the renewal option).

4.	RENT AND OTHER EXPENSE PAYMENTS

(a)    General. The “Rent” (or sometimes simply “rent”) hereunder is composed of “Minimum Annual Rent” (as set forth in Section 1 hereof and adjustments thereto as hereinafter provided), any and all amounts due from Tenant to Landlord hereunder, including, but not limited to, “Default Expenses” (as defined herein), if any. Beginning on the date that is one hundred twenty (120) days after the Delivery Date (the “Rent Commencement Date”), Tenant shall pay to Landlord all Rent required under this Lease, which shall be payable on a monthly basis to Landlord (unless expressly provided otherwise), without deduction or offset, unless expressly stated herein, including but not limited to the terms of Section 6, in lawful money of the United States of America at the address for payment of Rent set forth in Section 1 above, or at such other place as Landlord may from time to time designate in writing. Notwithstanding any contrary provision of this Lease, all Minimum Annual Rent, Default Expenses and all other sums of money or charges required to be paid pursuant to this Lease shall be deemed rental for the Demised Premises and in any statutory notice to pay rent or quit the Demised Premises, Landlord may include and designate same as rent then past due and owing, if such be the case. No acceptance by Landlord of partial payment of any Rent or other sum due from Tenant shall be deemed a waiver by Landlord of any of its rights to the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Any Rent payment(s) or other sums received from Tenant or any other person shall be conclusively presumed to have been paid on Tenant’s behalf, unless Landlord has been given prior written notice to the contrary by Tenant. Tenant agrees that the acceptance by Landlord of any such payment shall not constitute a consent by Landlord or a waiver of any of its rights under this Lease. In no event shall the foregoing be construed as requiring Landlord to accept any Rent or other sums from any person other than Tenant. If the Term hereof ends on a day other than the last day of a month, then the Rent for the month during which the Term ends shall be prorated based on a thirty (30) day month. All prorations of Rent or Expenses under this Lease for fractional periods shall be based on a thirty (30) day month and a three hundred sixty-five (365) day year.

(b)    Minimum Annual Rent. Prior to the Rent Commencement Date, Tenant shall continue to pay rent in accordance with the Existing Lease, as defined in Section 2(c). Tenant shall thereafter pay an amount equal to One-Twelfth (1/12) of the Minimum Annual Rent set forth in Section 1 hereof (the “Monthly Rent”) on the first day of each month in advance, beginning on the Rent Commencement Date. If the Rent Commencement Date occurs on a day other than the first day of the month, then the Monthly Rent for the partial month in which the Rent Commencement Date occurs shall be prorated on the basis of a thirty (30) day month and shall be payable with the first full payment of Monthly Rent due hereunder.

(c)    Default Expenses. If Landlord pays any monies or incurs any expense to correct an “Event of Default” (as defined in Section 19) by Tenant, or to do anything in this Lease required to be done by Tenant, or incurs any expense (including, but not limited to, reasonable attorneys’ fees and court costs), as a result of Tenant’s failure to perform any of Tenant’s obligations under this Lease after notice pursuant to Section 19 (“Default Expenses”), all reasonable amounts shown to be necessarily paid or incurred shall, on notice to Tenant, be considered additional rent payable by Tenant with the first Monthly Rent installment thereafter becoming due and payable, and may be collected as provided by law in the case of rent.

(d)    Independent Covenant. The obligation of Tenant to pay Rent and the obligations of Tenant to perform other covenants and duties hereunder constitute independent and unconditional obligations of Tenant to be performed at all times as provided hereunder.

(e)    Fully Net Lease. This Lease is intended to be a fully net lease; it being the intention of the parties hereto that Landlord will have and enjoy the Rent without notice or demand. All costs and expenses of every kind and nature arising out of the use and occupancy of the Demised Premises, including, but not limited to, taxes, real and personal, and all special and third party assessments or common area maintenance charges applicable to the Demised Premises, maintenance, and insurance as set forth below, are payable by Tenant. Tenant has the obligation to and shall pay all sales or use taxes (including any taxes assessed on rental income) imposed by any state, county or municipal taxing authority and shall hold Landlord, its members, officers, directors, partners, employees, agents and Landlord’s successors and assigns harmless from any liability therefor. Tenant shall, within thirty (30) days of receipt of Landlord’s written request, provide Landlord with commercially reasonable documentation evidencing all such payments. Further, any tax paid by Landlord in connection with this Lease, except income tax, but including, without limitation, any rental or similar tax imposed on rents, shall be paid by Tenant to Landlord upon demand.

5.	LATE PAYMENT

In the event that Tenant shall fail to pay to Landlord any rent within ten (10) business days of when due, such rent shall be considered late, and shall bear interest at the Default Rate as herein provided and, in addition:

For the second and every subsequent payment of Rent that is late, as herein defined, Tenant shall pay to Landlord a service charge equal to five percent (5%) of the overdue amount. Tenant acknowledges and agrees that such late payment by Tenant will cause Landlord to incur costs and expenses not contemplated by this Lease, the exact amounts of which will be extremely difficult to ascertain, and that such service charge represents a fair estimate of the costs and expenses which Landlord would incur by reason of Tenant’s late payment. Tenant further agrees that such service charge shall neither constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any other right or remedy available to Landlord.

6.	LANDLORD IMPROVEMENTS; “AS-IS, WHERE IS, WITH ALL FAULTS”; TENANT IMPROVEMENTS

(a)    Construction of the Demised Premises. Landlord agrees to perform the work set forth in Article III of Exhibit “E” attached hereto and incorporated herein, at its expense (“Landlord’s Work” ). Landlord shall use reasonable diligence to substantially complete (as defined in Exhibit “E”) such work on or prior to the Estimated Delivery Date; provided, however, in no event shall Landlord be liable to Tenant for damages to Tenant as a result of Landlord’s failure to substantially complete Landlord’s Work on or prior to the Estimated Delivery Date if such delays were caused by unforeseeable acts or circumstances beyond Landlord’s control, which render Landlord’s performance impossible or commercially impracticable. If Landlord has not delivered the Demised Premises to Tenant, with Landlord’s Work substantially complete within sixty (60) days of the Estimated Delivery Date, as possibly extended hereunder, for reasons other than a Permitted Delay or Tenant Delays (each as hereinafter defined), Tenant may terminate this Lease, in which case the Lease shall be null and void and of no further force and effect, or Tenant may elect to undertake to complete Landlord’s Work at it’s own expense upon written notice to Landlord of such election and in such event, Tenant may deduct such reasonable expenses incurred from Rent until all funds expended for this purpose are repaid in full by such offset. In the event Landlord shall be delayed by a Permitted Delay, then such performance by Landlord shall be excused for the period of any such Permitted Delay and the period for the performance and substantial completion of Landlord’s Work shall be extended for a period equivalent to the cumulative period of such Permitted Delay(s). Should Landlord be delayed in substantially completing Landlord’s Work as a result of (i) Tenant’s failure to approve plans, specifications, changes, cost estimates and other items within the time limits specified therefor set forth in Exhibit “E”, or (ii) any change by Tenant in said plans, specifications, or other items after the expiration of such time limits, (iii) any request by Tenant or requirement necessitated by Tenant’s Work, or (iv) any other delay caused by Tenant, its agents, employees or contractors (collectively, “Tenant Delays”), then, in any or all such instances and without limitation as to any other right or remedy available to Landlord, for the purposes of determining the Rent Commencement Date, Landlord may determine in its reasonable discretion that the Delivery Date is the date that Landlord’s Work would have been substantially completed but for such delay. EXCEPT TO THE EXTENT MODIFIED BY LANDLORD’S EXPRESS ASSUMPTION OF CONSTRUCTION OBLIGATIONS CONTAINED IN THIS LEASE WITH RESPECT TO THE LANDLORD’S WORK, THE DEMISED PREMISES ARE BEING LEASED “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” UPON TENANT’S INSPECTION AND APPROVAL FOLLOWING LANDLORD’S WORK WHICH SHALL BE DEEMED PROVIDED IF NO WRITTEN OBJECTION IS MADE BY TENANT WITHIN FIFTEEN (15) BUSINESS DAYS FOLLOWING NOTICE THAT LANDLORD’S WORK IS SUBSTANTIALLY COMPLETE; AND LANDLORD MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE DEMISED PREMISES (WITHOUT LIMITATION, LANDLORD MAKES NO REPRESENTATION OR WARRANTY AS TO THE HABITABILITY OR FITNESS OF THE DEMISED PREMISES).

(b)    Tenant’s Improvements. Tenant agrees, at Tenant’s expense, to perform the work described in Article IV of Exhibit “E” (hereinafter, “Tenant’s Work”) in accordance with the general specifications set forth in Article II of Exhibit “E”, as well as any other design criteria that Landlord may reasonably set forth in writing. Notwithstanding anything to the contrary in this Lease, Tenant’s failure to perform, or cause to be performed, Tenant’s Work within the time limits referred to in Exhibit “E” and any delays however caused in performing Tenant’s Work, regardless of whether such delays were beyond the control of Tenant, shall not delay the Rent Commencement Date or Tenant’s obligation to pay Rent hereunder, provided that any delays attributable to or caused by Landlord shall delay the Rent Commencement Date in accordance with such attributable delay. Tenant agrees, at Tenant’s expense, to obtain and maintain (or, in accordance with the next sentence, cause to be obtained and maintained) commercial general liability insurance and worker’s compensation insurance to adequately protect Landlord as well as Tenant from and against any and all liability for death or injury to person, or damage to property by reason of the construction of Tenant’s Work. In addition, Tenant shall cause contractors, subcontractors, suppliers, service providers, moving companies and others performing work of any type for or on behalf of Tenant in the Demised Premises to comply with the insurance requirements set forth on Exhibit “E-1” attached hereto.

(c)    Tenant Improvement Allowance. Landlord shall contribute towards the cost of Tenant’s improvements to the Demised Premises by paying to Tenant an allowance (the “Tenant Improvement Allowance”) in accordance with Article IV(F) of Exhibit “E”. Landlord’s obligation to pay the Tenant Improvement Allowance to Tenant shall be conditioned on Tenant not being in default under the terms of this Lease beyond any applicable cure period, in addition to Tenant’s compliance with, and Landlord’s approval of, all requirements set forth in Article IV of Exhibit “E”.

7.	SIGNS

Tenant shall be responsible to erect (if not previously existing) and maintain any and all façade and monument signage, which shall advertise Tenant’s business and no other. Tenant may elect to utilize the existing signage and, in such event, no signage approval shall be required from Landlord. Each sign or other advertising or display device (collectively, the “Sign”) of Tenant must conform to all applicable governmental laws and regulations and is subject to Landlord’s approval, which shall not be unreasonably withheld. Landlord makes no representation or warranty that any of Tenant’s existing or proposed signage complies with applicable law. Tenant understands that Tenant must obtain all necessary governmental and quasi-governmental approvals with respect to any new or modified signage. At its own expense, Tenant shall maintain and keep its Sign(s) in or about the Demised Premises clean and in good repair and shall pay for all electric current required in connection with any such Sign.

Tenant acknowledges that there is an existing pylon sign on Timberlane Road, as depicted on Exhibit A, that serves the Shopping Center (the “Shopping Center Pylon”). As of the Effective Date, the Shopping Center Pylon is located outside the boundaries of the Demised Premises; however, after the Expansion Date the Shopping Center Pylon will be located inside the boundaries of the Demised Premises. Landlord shall have the right to maintain the Shopping Center Pylon on the Demised Premises and may access the Demised Premises for maintenance and replacement thereof and to modify any tenant signage. Landlord shall not materially increase the size of the Shopping Center Pylon without Tenant’s prior written consent. Tenant shall repair any damage that occurs to the Shopping Center Pylon during Tenant’s construction or otherwise caused by Tenant. Tenant acknowledges and agrees that Landlord may elect to memorialize such rights in a signage easement to be recorded in the Public Records of Leon County, a copy of which shall be provided to Tenant upon recording.

8.	USE

(a)    Permitted Use. Tenant shall use the Demised Premises solely for the Permitted Use and under the Permitted Name as set forth in Section 1 hereof, or that of Tenant’s assignee or subtenant, if any, after approval pursuant to Section 24 herein. Tenant shall use the Demised Premises for no other purpose without the prior written consent of Landlord. Notwithstanding the foregoing, or anything herein to the contrary, Tenant shall not use the Demised Premises for any use which would be in violation of any exclusive use and/or other restrictions set forth in the “Property Restrictions” (herein so called) set forth on Exhibit “G” attached hereto. Landlord agrees that, for so long as this Lease remains in full force and effect, Tenant is not in default under this Lease, beyond the expiration of any applicable notice and cure period, and Tenant is open and operating for the Permitted Use in the Demised Premises, Landlord will not enter into a new lease in any adjacent property controlled by Landlord or an affiliate of Landlord at such time to any person or entity which is a banking institution that includes a branch (“Tenant’s Exclusive Use”). The foregoing shall not apply to drugstores, convenience stores, department or grocery stores who provide ancillary services such as, but not limited to, check cashing, money orders, and money transfers, nor other non-banking businesses which have an ATM within the interior of their leased premises. Nor shall the foregoing apply to any tenants under written lease agreements with Landlord that were fully executed prior to the execution of this Lease, or their permitted assigns, which have the legal right to use their premises for such exclusive use right pursuant to their lease (“Existing Tenants”).

(b)    Objectionable Use. Tenant shall not do or permit anything to be done in or about the Demised Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect or cause a cancellation of any fire or other insurance covering the Demised Premises or any of its contents, nor shall Tenant sell or permit to be kept, used or sold in or about the Demised Premises any article which may be prohibited by a standard form policy of insurance. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for any such insurance by reason of Tenant’s failure to comply with the provisions of this Section. Tenant shall neither use the Demised Premises, nor allow the Demised Premises to be used, for any unlawful purpose, nor cause, maintain or permit any nuisance or waste in, on or about the Demised Premises. Tenant will not place a load upon any floor exceeding the floor load which such floor was designed to carry, though by nature of Tenant’s business, it is understood and accepted that Tenant will use vaults and Landlord agrees to cooperate with any plans, specifications or build-out that is required to support the weight of such vault(s). Tenant shall not use or allow anything to be done in or about the Demised Premises which will in any way conflict with any law, ordinance or governmental regulation or requirement of any board of fire underwriters or any duly constituted public or quasi-public authority now in force or hereafter enacted or promulgated affecting the use or occupancy of the Demised Premises, and shall promptly comply with all such laws or requirements at its sole cost and expense. The judgment of any court of competent jurisdiction or any admission by Tenant that Tenant has violated any such law, statute, ordinance, rule, regulation or requirement shall be conclusive of such fact as between Landlord and Tenant. Tenant shall not use any portion of the Demised Premises as living quarters, sleeping quarters or for lodging purposes, nor shall Tenant use the Demised Premises for any improper, unethical, immoral, unlawful, pornographic or other similarly objectionable or offensive purpose. Tenant shall not conduct or permit in the Demised Premises any fire, bankruptcy, auction, “closeout”, “going out of business” or similar sale. Tenant shall not install or use upon the Demised Premises any coin- or token-operated vending machine or other coin- or token-operated device for the sale of any goods, wares, merchandise, pay-lockers, pay-toilets, scales, amusement devices, slot machines and other gambling devices and machines for the sale of cigarettes or other commodities). Tenant may not sell merchandise or allow objects to be stored, or to remain, outside the exterior walls and permanent doorways of the Demised Premises, excepting promotional signs and objects for the Tenant’s business or charitable purpose(s). Tenant shall not place or authorize to have placed or affixed handbills or other advertising material on the Demised Premises. No advertising or entertainment medium shall be utilized by Tenant which can be heard or experienced outside the Demised Premises, including without limitation, flashing lights, searchlights, loudspeakers, phonographs, radios or televisions; provided, however, Tenant shall be permitted to play recorded music or radio within the Demised Premises so long as Tenant complies with applicable law and code. In addition to the foregoing, Tenant shall, at its expense, properly ventilate the Demised Premises as shall be reasonably necessary for its Permitted Use.

(c)    Continuous Operations. It is understood that Tenant is currently open for business in a portion of the Demised Premises. Tenant may temporarily close its business if necessary to complete the Tenant’s Work and shall reopen for business no later than six (6) months after any closure (the “Outside Opening Date”). Tenant shall thereafter continuously operate its business for the Permitted Use as specified in Section 1 above throughout the Lease Term, and keep exterior signs adequately illuminated and in first-class condition. Tenant acknowledges that its failure to comply with this Section 8(c) will cause Landlord to suffer damages which will be difficult to ascertain; therefore, if Tenant fails to comply with the provisions of this Section 8(c), then, notwithstanding any provision contained herein to the contrary, in addition to any other remedies Landlord may have, Landlord shall have the right to terminate this Lease on thirty (30) business days advance notice (“Landlord’s Notice ”), and in the event of such a termination, Tenant shall pay all Rent through the date set forth in Landlord’s Notice, as well as a termination fee equal to six (6) months of Minimum Annual Rent (the “Termination Fee”), and after vacating the Demised Premises and receipt of the Termination Fee, Tenant shall be released of all future obligations from and after such termination. Notwithstanding the foregoing, in the event Tenant reopens for business during the thirty (30) day period following Landlord’s Notice, the Lease shall be reinstated in full force and effect and the termination shall be null and void.

(d)    Use of the Roof. Since Tenant is responsible for the ongoing maintenance and repair of the roof after Landlord’s Work is completed, Landlord agrees to assign any and all roof warranties that Landlord receives in connection with Landlord’s Work. Tenant shall have the right to use the roof provided that in all instances any work performed on the roof, or equipment installed on the roof is done in such a manner so that it does not void any roof warranties. All repairs to the roof shall be made with materials of equal or better quality as the quality of the materials in existence as of the date any damage was caused or act or event otherwise happened that necessitated such repair. Landlord shall not have any responsibility to repair the roof of the Demised Premises. Tenant shall indemnify and hold Landlord harmless from and against any liability caused as a result of Tenant entering on the roof, including the voiding of any roof warranties. Any equipment or satellite dishes installed on the roof shall be screened from view at street-level and shall be in accordance with all applicable laws, rules and regulations.

(e)    WAIVER AND ASSIGNMENT OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, INCLUDING BUT NOT LIMITED TO THE TERMS OF SECTION 6(A), TENANT AGREES THAT NEITHER LANDLORD NOR ANY AGENT OF LANDLORD HAS MADE ANY REPRESENTATION OR WARRANTY AS TO THE SUITABILITY OF THE DEMISED PREMISES FOR THE CONDUCT OF TENANT’S BUSINESS. TENANT AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, NEITHER LANDLORD NOR LANDLORD’S AGENTS HAVE MADE ANY REPRESENTATIONS OR PROMISES WITH RESPECT TO THE PHYSICAL CONDITION OF THE LAND UPON WHICH THE DEMISED PREMISES IS LOCATED, EXPENSES OF OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE DEMISED PREMISES, AND NO RIGHTS, EASEMENTS OR LICENSES ARE ACQUIRED BY TENANT BY IMPLICATION OR OTHERWISE. TENANT HAS INSPECTED THE DEMISED PREMISES AND IS THOROUGHLY ACQUAINTED WITH THEIR CONDITION, AND AGREES TO TAKE THE SAME “AS IS” (SUBJECT TO THE LANDLORD’S WORK ATTACHED HERETO AS EXHIBIT “E”). Tenant shall, within thirty (30) business days after the Delivery Date, furnish Landlord with a written statement that Tenant has accepted the Demised Premises and that Landlord has fully complied with Landlord’s covenants and obligations hereunder (or Tenant shall specifically describe in such statement Landlord’s outstanding obligations, if any). If Tenant shall fail to deliver such statement prior to the expiration of such 30-day period, Landlord shall be deemed to have (i) delivered the Demised Premises to Tenant and (ii) complied with Landlord’s covenants and obligations hereunder. Landlord shall assign any and all construction-related warranties arising or existing by virtue of Landlord’s Work to the use and benefit of Tenant.

(f)    Rules and Regulations. Tenant agrees that its use of the Demised Premises shall at all times be subject to Rules and Regulations (herein so called) set forth on Exhibit “H” and as from time to time reasonably promulgated by Landlord. Tenant shall comply with all of the reasonable rules and regulations established pursuant to this Lease.

(g)    Hazardous Substances. Tenant shall not use the Demised Premises for the storage, use treatment, or disposal of any hazardous or toxic substances or petroleum products (collectively, “Hazardous Substances”), except for those used in normal commercial and retail applications or sold as retail consumer products and used in compliance with the instructions for proper use of such products and in accordance with all applicable federal, state, and local laws and regulations. Tenant agrees to indemnify, defend and hold Landlord and its officers, partners, directors, shareholders, employees and agents harmless from any claims, judgments, damages, fines, penalties, reasonable costs, liabilities (including sums paid in settlement of claims) or loss including reasonable attorneys’ fees, consultants’ fees, and expert fees which arise during or after the Term of this Lease in connection with the presence of Hazardous Substances in the soil, groundwater, or soil vapor on or under the Demised Premises caused by the acts or omissions of Tenant, its officers, employees or agents. Without limiting the generality of the foregoing, the covenants and indemnification of Tenant set forth in this paragraph shall survive the expiration of this Lease. Landlord shall likewise indemnify, defend and hold Tenant and its officers, partners, directors, shareholders, employees and agents harmless from any claims, judgments, damages, fines, penalties, reasonable costs, liabilities (including sums paid in settlement of claims) or loss including reasonable attorneys’ fees, consultants’ fees, and expert fees which arise during or after the Term of this Lease in connection with the presence of Hazardous Substances in the soil, groundwater, or soil vapor on or under the Demised Premises caused by the acts or omissions of Landlord or its tenants for adjacent properties owned, managed or leased by Landlord.

9.	TAXES

(a)    Payment of Real Estate Taxes. Tenant agrees to pay all Real Estate Taxes during the Term of this Lease upon the land, buildings and personal property comprising the Demised Premises, directly to the taxing authority assessing the same.

(b)    Definition of Real Estate Taxes. For the purposes of this Lease, the term “Real Estate Taxes” shall include any form of assessment (general or special), including, without limitation, ad valorem and non-ad valorem tax levied against the Demised Premises or other assessment or fee levied by any governmental or quasi-governmental authorities or having jurisdiction over the Demised Premises, license fee, license tax, business license fee, business license tax, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Demised Premises. Real Estate Taxes shall be deemed to include any tax, fee or charge on the operation and use of the Property imposed by the United States Environmental Protection Agency or any other federal, state or local governmental entity; any assessment, tax, fee, levy or charge, upon any document to which Tenant is a party, creating or transferring an interest or an estate in the Demised Premises; and any other charges, taxes and/or impositions now in existence or hereafter imposed by any governmental authority based upon the privilege of renting the Demised Premises or upon the amount of rent or income collected. Notwithstanding the foregoing, should there be any Real Estate Tax increase from the immediately preceding year as a result of a sale of the Demised Premises, Tenant shall only be obligated to pay such increase once every five (5) Lease Years.

(c)    Personal Property Taxes. Tenant shall, prior to delinquency, pay the full amount of all taxes, assessments, impositions, levies, charges, excises, fees, licenses and other sums levied, assessed, charged or imposed, by any governmental authority or other taxing authority upon Tenant’s leasehold interest under this Lease and all alterations, additions, fixtures (including removable trade fixtures), inventory and other property installed or placed or permitted at the Demised Premises by Tenant. Within thirty (30) days upon request by Landlord, Tenant shall furnish Landlord a true copy of receipts evidencing such payment received by Tenant from the governmental authority or other taxing authority assessing such charges.

(d)    Rental Taxes. If any governmental taxing authority shall levy, assess, or impose any tax, excise or assessment (other than income or franchise tax) upon or against the rents payable by Tenant to Landlord (“Rent Tax”), either by way of substitution for or in addition to any existing tax on land, buildings or otherwise, Tenant shall directly pay, or reimburse Landlord for, the Rent Tax, as the case may be.

(e)    Sales Tax. Tenant shall pay all sales tax, if any, on all Rent (if applicable) and other charges, as required by the state in which the Demises Premises is situated.

(f)    Mailing Address for Taxes. Landlord shall cooperate with any requests by Tenant or third-parties necessary for the purpose of having any and all tax notices, bills, invoices, payment receipts and the like sent directly to Tenant’s primary mailing address.

10.	UTILITIES AND OTHER SERVICES.

Tenant shall pay, prior to delinquency, all charges for utility service to the Demised Premises, including, but not limited to, water, gas, power and electric current, telephone, trash, and all other materials and services used by Tenant in, on or about the Demised Premises from and after the Effective Date, together with any taxes thereon. If any such charges are not paid when due, Landlord may pay the same, and any amount so paid by Landlord, together with interest thereon at the Default Rate from the date of payment, shall thereupon become due to Landlord from Tenant as Rent. Tenant shall be responsible for all service charges and deposits associated with establishing an account with the local utility service provider. Landlord shall cooperate with any requests by Tenant or third-parties necessary for the purpose of having any and all utility notices, bills, invoices, payment receipts and the like sent directly to Tenant’s primary mailing address. LANDLORD SHALL NOT BE LIABLE IN DAMAGES OR OTHERWISE FOR ANY FAILURE OR INTERRUPTION OF ANY UTILITY SERVICE BEING FURNISHED TO THE DEMISED PREMISES. NO SUCH FAILURE OR INTERRUPTION SHALL ENTITLE TENANT TO TERMINATE THIS LEASE OR TO ABATE PAYMENT OF ANY PORTION OF THE RENT OR ANY OTHER CHARGES DUE HEREUNDER.

11.	ENTRY BY LANDLORD

While Landlord and its authorized representatives shall, upon reasonable prior notice to Tenant, have the right to enter the Demised Premises during Tenant’s occupancy of the Demised Premises, Landlord acknowledges that Tenant is a banking institution and operates as such, including for retail purposes, and as such, Landlord agrees to provide written notice to Tenant no less than forty-eight (48) hours prior to exercising its entry-rights, and further agrees that it must provide in its notice the specific identity of each individual who will enter the Demised Premises and the time such entry will occur, such that no unreasonable disruption to Tenant’s business operations shall occur. Landlord’s right of entry shall be limited to the following: (i) to determine whether the Demised Premises are in good condition and whether Tenant is complying with its obligations under this Lease, (ii) to serve, post, or keep posted any notices required or allowed under the provisions of this Lease, (iii) to post “for sale” signs at any time during the Term and to post “for rent” or “for lease” signs and to exhibit the Demised Premises to prospective tenants during the last one hundred eighty (180) days of the Term, (iv) to show the Demised Premises to lenders, agents, or prospective brokers or buyers, and (v) to do any other act or thing reasonably necessary for the safety or preservation of the Demised Premises. Notwithstanding the foregoing, Landlord shall have the right to use any and all means which Landlord may deem proper to gain entry in the event of an emergency.

12.	MAINTENANCE AND REPAIR

Tenant, at its sole cost and expense, shall maintain, replace, and repair (including replacements if necessary) and keep in neat, clean and orderly condition the Demised Premises and every part thereof (regardless of whether the need for such repairs occurs as a result of Tenant use, any prior use, the elements, or the age of such portion of the Demised Premises, or otherwise) including, without limiting the generality of the foregoing: all plumbing, electrical and lighting facilities and equipment on the Demised Premises (including any heating, ventilation and air conditioning system exclusively serving the Demised Premises); fire sprinkler systems (if any); fixtures; interior walls; exterior walls; roof; foundation; floors; ceilings; windows; doors; plate glass; skylights; entrances and vestibules; storefront; and all signage located on the Demised Premises. Tenant shall provide security services (if necessary), provide for snow and ice removal, maintain the landscaping and repair all parking areas and driveways (including pavement, asphalt and curbing) located on the Demised Premises, and do all such things necessary to keep the Demised Premises in first class condition. Notwithstanding anything stated to the contrary herein, Tenant shall not be responsible, and shall be held harmless for any harm or liability caused by any fire, gas leak, explosion of any sort, or environmental discharge harm that is allowed or caused by the act or omission of any neighboring or nearby property owner.

In connection with Tenant surrendering possession of the Demised Premises at the end of the Lease Term, Tenant agrees to repair any damage to the Demised Premises caused by or in connection with the removal of any article of personal property, business or trade fixtures, machinery, equipment, cabinetwork, furniture, movable partitions or permanent improvements or additions, including without limitation thereto, repairing the floor and patching and painting the walls where required to return the Demised Premises to the condition existing at the Rent Commencement Date, reasonable wear and tear excepted. Tenant shall indemnify Landlord against any loss or liability resulting from delay by Tenant in so surrendering the Demised Premises, including without limitation any claims made by any succeeding tenant founded on such delay. The obligations of Tenant set forth in this subsection shall survive expiration or earlier termination of this Lease.

If Tenant fails to maintain the Demised Premises in good order, condition and repair, Landlord shall give Tenant notice to do such acts which are Tenant’s obligation hereunder. If Tenant thereafter fails to promptly complete such obligations within thirty (30) days, or if such obligations cannot be completed within 30 days, to commence such work within ten (10) business days and diligently prosecute it to completion, then Landlord shall have the right (but not the obligation) to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Demised Premises by Tenant as a result of performing any such work.

Tenant shall perform all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to its maintenance obligations as set forth herein. In addition, Landlord shall be responsible for causing Landlord’s Work to comply with applicable law as of the Delivery Date; provided, however, Tenant shall be responsible for causing (1) Tenant’s Work to comply with all applicable laws, including, without limitation, the Americans with Disabilities Act (the “ADA”) and (2) the Demised Premises to comply with all applicable laws, including the ADA, from and after the Delivery Date.

13.	ALTERATIONS AND ADDITIONS

Tenant shall make no alterations, additions or improvements, or utility installations (which for purposes of this Section shall be defined to mean ducting, power panels, lighting fixtures, space heaters, conduits and wiring), to the Demised Premises or any part thereof, without obtaining the prior written consent of Landlord in each instance, except that Landlord consent shall not be required for any alteration or addition that is non-structural in nature and costs less than Fifty Thousand Dollars ($50,000) in each instance. Such consent may be granted or withheld in Landlord’s reasonable discretion; provided, however, Landlord may base its consent on a number of conditions, which such conditions may include, but shall not be limited to the following: (i) Landlord is furnished with working drawings before work commences; (ii)

plans and specifications are drawn by a licensed architect (if a building permit is required); (iii) the work is done in a good and workmanlike manner, at times as may be set forth by Landlord; and (iv) Tenant agrees that upon written request of Landlord, Tenant shall remove, at its expense, any and all of its movable partitions, counters, personal property, equipment, fixtures and furniture, alterations, additions or improvements, which shall have theretofore been constructed or installed by Tenant, prior to the expiration or earlier termination of this Lease. Any damage done to the Demised Premises in connection with any such removal shall be repaired at Tenant’s sole cost and expense. Unless Landlord requests for such items to be so removed, all such permanent improvements or fixtures additions to the Demised Premises shall, at the expiration or earlier termination of this Lease, become the property of Landlord and remain upon the Demised Premises. All articles of personal property and all business and trade fixtures, machinery and equipment, cabinetwork, counters, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Demised Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Lease Term, provided that Tenant is not in default hereunder, and provided that Tenant, at its sole cost, repairs any damage to the Demised Premises caused by such removal. If, however, Tenant fails to remove such items from the Demised Premises prior to the expiration or earlier termination of this Lease, or if Tenant has not fully performed all of the covenants and agreements to be performed by Tenant under the provisions of this Lease, all such personal property and all business and trade fixtures, machinery and equipment, cabinetwork, counters, furniture and movable partitions shall become the property of Landlord, but only to the extent, if at all, that any such property is included in valid UCC-lien(s) on file with the State of Florida. In such event, Landlord shall have the right to remove same and sell such items to pay for the cost of removal and/or repairs to the Demised Premises. To the extent the revenue received by Landlord’s sale of property is insufficient to recover Landlord’s cost of removing the same and/or repairs to the Demised Premises, then Landlord shall have the right to proceed directly against Tenant to recover any balance.

All such improvements, alterations, additions or utility installations must be done in a good and workmanlike manner and diligently prosecuted to completion so that the Demised Premises shall at all times be a complete unit except during the period of work. Such improvements, alterations, additions or utility installations shall only be constructed by a licensed contractor. Upon completion of any such work by Tenant that required a Notice of Commencement, Tenant shall file for record in the office of the County Recorder where the Demised Premises is located a Termination of such Notice of Commencement, as required or permitted by law. Tenant shall deliver to Landlord prior to commencement of such work, a copy of the building permit with respect thereto. All such work shall be performed and done strictly in accordance with the laws and ordinances relating thereto. Tenant agrees to carry insurance as required by this Lease covering any improvements, alterations, additions or utility installations to the Demised Premises made by Tenant under the provisions of this Section. In addition, it is expressly agreed that if any tax is imposed, or the amount of taxes on the Demised Premises is increased, by reason of any such improvements, alterations, additions or utility installations, Tenant may be solely responsible therefor.

14.	INDEMNITIES AND WAIVERS

(a)    Indemnification by Tenant. TENANT SHALL INDEMNIFY, DEFEND, AND HOLD LANDLORD, ITS EMPLOYEES, AGENTS, CONTRACTORS, OFFICERS AND DIRECTORS (FOR PURPOSES OF THIS SECTION 14, “LANDLORD PARTIES”), HARMLESS OF AND FROM ANY LOSS, ATTORNEY’S FEES, EXPENSES, CLAIMS, FINES, SUITS, COSTS AND LIABILITY OF EVERY KIND (COLLECTIVELY, “CLAIM”) ARISING BECAUSE OF ANY BODILY INJURY, DEATH AND/OR DAMAGE TO PROPERTY OCCURRING WITHIN THE DEMISED PREMISES, UNLESS AND TO THE EXTENT THE CLAIM IS SOLELY THE RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF, LANDLORD PARTIES, OCCURRING DURING THE TERM AND ANY HOLDOVER PERIOD. IF ANY ACTION OR PROCEEDING SHALL BE BROUGHT BY OR AGAINST LANDLORD PARTIES IN CONNECTION WITH ANY CLAIM AS HEREIN DEFINED IN THIS SECTION 14, TENANT, ON NOTICE FROM LANDLORD PARTIES, SHALL DEFEND SUCH ACTION OR PROCEEDING, AT TENANT’S EXPENSE, BY OR THROUGH ATTORNEYS

REASONABLY SATISFACTORY TO LANDLORD PARTIES. THE PROVISIONS OF THIS SECTION SHALL APPLY TO ALL ACTIVITIES OF TENANT WHETHER OCCURRING BEFORE OR AFTER THE DELIVERY DATE OF THE TERM AND TENANT’S OBLIGATIONS UNDER THIS SECTION SHALL NOT BE LIMITED TO THE LIMITS OR COVERAGE OF INSURANCE MAINTAINED OR REQUIRED TO BE MAINTAINED BY TENANT UNDER THIS LEASE. NOTWITHSTANDING THE FOREGOING, THIS INDEMNIFICATION SHALL NOT APPLY TO COSTS, EXPENSES, LOSSES, DAMAGE OR CLAIMS TO PROPERTY. THE OBLIGATIONS OF TENANT CONTAINED IN THIS SUBSECTION SHALL SURVIVE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

(b)    Exemption of Landlord from Liability. IF THE DEMISED PREMISES, OR ANY PART THEREOF, IS DAMAGED BY FIRE OR OTHER CAUSE AGAINST WHICH TENANT IS REQUIRED TO CARRY INSURANCE PURSUANT TO THIS LEASE, LANDLORD PARTIES SHALL NOT BE LIABLE TO TENANT OR TO ANY TENANT PARTY FOR ANY LOSS, COST OR EXPENSE ARISING OUT OF OR IN CONNECTION WITH SUCH DAMAGE INCLUDING (WITHOUT LIMITATION) ANY RIGHT TO RECOVER ANY DEDUCTIBLE. TENANT WAIVES AND RELEASES ANY RIGHT OF SUBROGATION THAT ANY INSURER OF TENANT WOULD, BUT FOR THIS WAIVER, HAVE AGAINST LANDLORD PARTIES, INCLUDING (WITHOUT LIMITATION) ANY CLAIM FOR ANY DEDUCTIBLE. FURTHERMORE, LANDLORD PARTIES SHALL NOT BE LIABLE TO TENANT FOR LOSS, INJURY, OR DAMAGE WHICH MAY BE SUSTAINED BY THE PERSON, GOODS, WARES, MERCHANDISE OR PROPERTY OF TENANT, ITS AGENTS, CONTRACTORS, EMPLOYEES, INVITEES OR CUSTOMERS, OR ANY OTHER PERSON IN OR ABOUT THE DEMISED PREMISES, CAUSED BY OR RESULTING FROM FIRE, STEAM, ELECTRICITY, GAS, WATER, OR RAIN, WHICH MAY LEAK OR FLOW FROM OR INTO ANY PART OF THE DEMISED PREMISES, OR FROM THE BREAKAGE, LEAKAGE, OBSTRUCTION OR OTHER DEFECTS OF THE PIPES, SPRINKLERS, WIRES, APPLIANCES, PLUMBING, AIR CONDITIONING OR LIGHTING FIXTURES OF THE SAME, UNLESS SUCH DAMAGE OR INJURY RESULTS FROM THE NEGLIGENCE OF LANDLORD. LANDLORD PARTIES SHALL NOT BE LIABLE TO TENANT FOR LOSSES DUE TO THEFT OR BURGLARY OR FOR DAMAGES ARISING OUT OF WRONGFUL ACTS OF THIRD PARTIES.

(c)    Indemnification by Landlord. Landlord hereby indemnifies, defends, and holds Tenant harmless from and against any and all Claims to the extent resulting from the negligence or willful misconduct by Landlord. The provisions of this Section 14(c) shall survive the expiration or termination of this Lease. Notwithstanding all other obligations required by Landlord herein, Landlord shall additionally obtain, keep and maintain all liability insurance coverage(s) for any and all vehicles and/or equipment that is operates or controls on the Leased Premises pursuant to Section 2(d).

15.	INSURANCE

(a)    General. All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies licensed to do business in the State in which the Demised Premises is located. All policies of insurance provided for herein shall be issued by insurance companies with general policyholder’s rating of not less than A-X or better for property and insurance companies as rated in the most current available “Best Insurance Reports,” reasonable in amount and coverage, and customarily carried in retail projects similar in size, function and character to the Demised Premises, though no requirement expressed or implied herein shall require coverage exceeding $5,000,000.00. Each policy shall name Landlord, Landlord’s Mortgagee, and any management company engaged by Landlord to manage the Demised Premises (for purposes of this Section 15, “Landlord Parties”), as additional insureds. Tenant shall deliver certificates of insurance to Landlord, evidencing the existence and amounts of such insurance, at least ten (10) business days prior to Tenant’s occupancy in the Demised Premises. Failure to make such delivery shall constitute an Event of Default by Tenant under this Lease. All policies of insurance delivered to Landlord must contain a provision stating that the company writing said policy will give to Landlord thirty (30) business days’ notice in writing in advance of any modification, cancellation or lapse or reduction in the amounts of insurance. All public liability, property damage and other casualty insurance policies shall be written as primary policies, not contributing with, and not in excess of coverage, of policies which Landlord may carry. Landlord shall be notified in writing immediately by Tenant of claims against Tenant that might cause a reduction below seventy-five percent (75%) of any aggregate limit of any policy. Tenant shall furnish Landlord with renewals or “Binders” of any such policy prior to the expiration thereof. Tenant agrees that if Tenant does not procure and maintain any insurance required of its hereunder Landlord may (but shall not be required to), and after no less than thirty (30) business days advance written notice, obtain such insurance on Tenant’s behalf and charge Tenant the premiums as Additional Rent. Tenant may carry such insurance under a blanket policy provided such blanket policy expressly affords the coverage required by this Lease by a Landlord’s protective liability endorsement or otherwise.

(b)    Property Insurance. At all times during the Term hereof, Tenant shall maintain in effect policies of property insurance covering (i) all improvements in, on, or to the Demised Premises, (ii) trade fixtures, merchandise and other personal property from time to time in, on, or upon the Demised Premises, and (iii) business income and extra expense coverage for no less than six (6) months of income and expenses, which shall provide for the effective waiver of subrogation in favor of Landlord Parties. Such policies shall be in the broadest available “special form” or “all risks” coverage in an amount not less than one hundred percent (100%) of the full replacement cost thereof from time to time during the Term of this Lease. Such policies shall provide protection against any peril included within the classification “Fire and Extended Coverage”, against vandalism and malicious mischief, against theft, against sprinkler leakage, and against flood damage, unless waived in writing by Landlord (and including cost of demolition and debris removal). Replacement cost for purposes hereof shall be determined by an accredited appraiser selected by Landlord or otherwise by mutual agreement. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following property damage as set forth herein, the proceeds under (i) above shall be paid to Landlord, and the proceeds under (ii) above shall be paid to Tenant, except that Landlord shall be paid the unamortized balance of Tenant’s Improvement Allowance (computed on a straight-line basis over the Primary Term of this Lease) from such proceeds to the extent Landlord has not then received payment for the then unamortized portion of Tenant’s Improvement Allowance as set forth above.

(c)    Liability Insurance. Tenant shall at all times during the Term hereof, at its own cost and expense, obtain and continue in force commercial general liability insurance (“CGL”) covering bodily injury liability and property damage liability insurance adequate to protect Landlord Parties against liability for injury to or death of any person in connection with the activities of Tenant in, on or about the Demised Premises, or in connection with the use, operation or condition of the Demised Premises. Such insurance shall at all times be in an amount of not less than Two Million Dollars ($2,000,000.00) for injuries to persons or damage to property. The limits of such insurance do not limit the liability of Tenant hereunder. All public liability and property damage policies shall contain a provision that Landlord, although named as an additional insured, shall nevertheless be entitled to recovery under said policies for any loss occasioned to Landlord (or any other Landlord Party) by reason of the negligence of Tenant or any Tenant Party (as defined in Section 14(a) above). Tenant’s CGL Policy shall be written on an occurrence basis under form ISO CG0001 1093 or ISO CG 0001 0695 or a substantially comparable form, which shall include the following coverages/endorsements:

(i)	Demised Premises/Operations;

(ii)	Independent Contractors;

(iii)	Broad Form Contractual Liability specifically in support of, but not limited to, the indemnity sections of this Lease;

(iv)	Broad Form Property Damage;

(v)	Personal Injury Liability with employee and contractual exclusions removed;

(vi)	If the CGL policy contains a general aggregate limit, ISO form amendment “Aggregate Limits of Insurance Per Location” CG2504 1185, or substantially equivalent rider;

(vii)	Landlord Parties will be included as “additional insureds” using ISO additional insured form CG 2026 1185, without modification (and under the commercial umbrella, if any);

(viii)	A waiver of subrogation in favor of Landlord Parties using ISO form CG 2404 1093 or substantially similar form (and under the commercial umbrella, if any); and

(ix)

Policy to contain standard CGL “other insurance” wording, unmodified in any way that would make it excess over or contributory with the additional insured’s own commercial general liability coverage; and

(x)	No deductible or self-insured retention in excess of $10,000 to apply to any coverage provided by the CGL policy without the prior written approval of Landlord.

(d)    Workers’ Compensation Insurance and Employer Liability Coverage. Tenant shall also, at all times during the Term hereof, and at Tenant’s own cost and expense, procure and continue in force workers’ compensation insurance and employer liability (and/or commercial umbrellas) in compliance with applicable law and with the following minimum limits: $1,000,000.00 each accident for bodily injury by accident or $1,000,000.00 each employee for bodily injury by disease. No “alternative” form of coverage shall be accepted for worker’s compensation coverage. Such policies shall contain a waiver of subrogation in favor of Landlord Parties on ISO endorsement form WC 429394 (Texas only) or form ISO WC 000313 (all other states).

(e)    Comprehensive Automobile Liability. Tenant shall maintain comprehensive automobile liability insurance on a standard form written to cover all owned, hired and non-owned automobiles with insurance in an amount of not less than One Million Dollars ($1,000,000.00) for injuries to persons in one accident, not less than Five Hundred Thousand Dollars ($500,000.00) for injury to any one person and not less than Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to damage to property.

(f)    Plate Glass. Tenant shall at all times during the Term maintain insurance coverage on all plate glass on the Demised Premises. Tenant shall have the option either to insure the risk or to self-insure. The proceeds of such insurance shall be paid to Landlord upon termination of this Lease following a casualty as set forth herein.

(g)    Business Interruption. Tenant shall at all times during the Term maintain business interruption or loss of income insurance in an amount not less than the amount of Monthly Rent plus any other sums payable under this Lease for a period of six (6) months.

16.	DAMAGE AND DESTRUCTION

(a)    Partial Damage. If the Demised Premises are damaged by any casualty, then Tenant shall restore such damage at Tenant’s sole cost and expense. Tenant shall be entitled to all proceeds of insurance and rights of recovery against insurers on policies covering such damage or destruction, which proceeds shall be used to reconstruct or repair the Demised Premises; provided however, Tenant’s responsibility shall not be limited to the proceeds actually received.

(b)    Total Destruction. If the Demised Premises are totally destroyed, or if in Landlord’s judgment the Demised Premises cannot be restored as required herein under applicable laws and regulations, then, notwithstanding the availability of insurance proceeds, this Lease may be terminated by Landlord or Tenant effective as of the date of the damage, and Landlord shall be entitled to any proceeds of insurance and rights of recovery against insurers on policies covering such damage or destruction, except for any insurance carried by Tenant for purposes other than for damage or destruction of the Demised Premises, including but not limited to coverage for Tenant’s contents in the Demised Premises, and Tenant’s business-interruption coverage(s), all of which shall belong to Tenant.

(c)    Landlord’s Obligations. Landlord shall not be required to carry insurance of any kind on the Demised Premises and shall not be required to repair any injury or damage thereto by fire or other cause, or to make any restoration or replacement of any paneling, decorations, partitions, ceilings, floor covering, office fixtures, utility installations or any other improvements or property installed in the Demised Premises. Tenant shall have no claim against Landlord for any loss suffered by reason of any such damage, destruction, repair or restoration, unless such damage or destruction was solely caused by the gross negligence or intentional misconduct of Landlord.

17.	CONDEMNATION

If all or any part of the Demised Premises is taken or appropriated for public or quasi-public use by the right of eminent domain or otherwise by a taking in the nature of inverse condemnation, with or without litigation, or is transferred by agreement in lieu thereof (any of the foregoing being referred to herein as a “taking”), either party hereto may, by written notice given to the other within thirty (30) business days of receipt of notice of taking, elect to terminate this Lease as of the date possession is transferred pursuant to the taking; provided, however, that before either party may terminate this Lease for a taking, such taking shall be of such an extent and nature as to materially and adversely affect Tenant’s business in the Demised Premises, including but not limited to any reduction or change to its parking rights, and/or ingress and egress rights for Tenant and its customers. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in, or to require Tenant to assign to Landlord, any award made to Tenant for the taking of personal property belonging to Tenant. In the event of a partial taking of the Demised Premises, which does not result in a termination of this Lease, Rent shall be equitably reduced to the extent Tenant’s business in or use of the Demised Premises is materially and adversely affected and impaired as described above. Each party hereto waives the provisions of any applicable law allowing either party to petition the court to terminate this Lease for a partial taking, it being the intent of the parties that this Section shall govern.

18.	LIENS

No mechanics’ or other lien under Chapter 713 of the Florida Statutes shall be allowed against the estate of Landlord by reason of any work performed, materials furnished, or obligations incurred by Tenant pursuant to this Lease, whether in the nature of erection, construction, alteration or repair. Tenant shall indemnify, hold harmless and defend Landlord from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Tenant. Landlord shall have the right at all times to keep posted on the Demised Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord and the Demised Premises, and any other party having any interest therein, from mechanics’ and materialmen’s liens. Tenant shall place such contractual provisions as Landlord may request in all contracts and subcontracts for Tenant’s Work and Tenant’s improvements assuring Landlord that no mechanics’ liens will be asserted against Landlord’s interest in the Demised Premises or the Shopping Center. Prior to the commencement of any work in the Demised Premises, Tenant shall furnish Landlord with a complete list of all contractors in which it is in direct contract with, which will provide services to Tenant for the performance of any such work. Said contracts shall provide, among other things, the following: that notwithstanding anything in said contracts to the contrary, Tenant’s contractors, subcontractors, suppliers and materialmen (hereinafter collectively referred to as “Contractors”) will perform the work and furnish the required materials on the sole credit of Tenant; that no lien for labor or materials will be filed or claimed by the Contractors against the Demised Premises or the Shopping Center; that the Contractors will immediately discharge any such lien filed by any of the Contractors’ suppliers, laborers, materialmen or subcontractors; and that the Contractors will indemnify and save Landlord harmless from any and all costs and expenses, including reasonable attorney’s fees, suffered or incurred as a result of any such lien that may be filed or claimed in connection with or arising out of work undertaken by the Contractors; and that the Contractors will specifically waive and disclaim any rights they may have against Landlord’s interest in the Demised Premises under Chapter 713 of the Florida Statutes. Tenant shall pay promptly all persons furnishing labor or materials with respect to any work performed by Tenant or its contractors on or about the Demised Premises, and upon request, shall obtain and deliver to Landlord, releases or waivers of liens from all parties doing work in the Demised Premises and an affidavit from Tenant stating that all bills have been paid with regard to such work and that there are no outstanding obligations owed with respect to any such work done in the Demised Premises. If any mechanics’ or other liens shall at any time be filed against the Demised Premises or the Shopping Center by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Tenant or to anyone holding the Demised Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record or bonded to the satisfaction of Landlord. If Tenant fails, within twenty (20) business days following the imposition of any lien, to cause such lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right (but not the obligation) to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all costs and expenses incurred by it in connection therewith (including reasonable attorneys’ fees), plus an Administration Fee, shall be payable to Landlord by Tenant on demand, with interest at the Default Rate from the date of expenditure. Prior to commencing construction of the Demised Premises, Tenant agrees to execute, record and post, all in conformance with the Florida Mechanic’s Lien Law, a Notice of Commencement and Tenant agrees to execute any other notices required by Landlord to advise third parties of the provisions of this Section.

19.	DEFAULTS BY TENANT

The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease (“Event of Default”) by Tenant:

(a)    Failure to Open or Operate. The failure of Tenant to comply with Section 8(c) of this Lease.

(b)    Monetary Default. Tenant failing to make any payment of Rent or of any other sum required to be made by Tenant hereunder, as and when due, provided that with respect to the first three (3) of such late payments in any consecutive twelve (12) month period, though to be considered a default hereunder, Landlord must first provide written notice to Tenant regarding such late payment, with Tenant having five (5) business days to cure such non-payment. Landlord shall not be required to give such notice as a condition precedent to finding Tenant in default hereunder more than three (3) times in any consecutive twelve (12) month period.

(c)    Non-Monetary Default. The failure by Tenant to observe or perform any other covenant, condition or provision of this Lease to be observed or performed by Tenant, if such failure is not cured within fifteen (15) business days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that it cannot be cured solely by payment of money and more than fifteen (15) business days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within the fifteen (15) day period and thereafter diligently prosecutes such cure to completion; provided, further, that repeated breaches or defaults by Tenant (more than three (3) in any twelve (12) month period), whether or not cured within said fifteen (15) day period, shall entitle Landlord, at its option, to terminate this Lease. Notwithstanding the foregoing, any violations by Tenant of the Rules and Regulations described in Exhibit “H” shall be cured by Tenant within forty- eight (48) hours after written notice thereof from Landlord, failing which Landlord may (but need not) cure same, in which event Tenant shall pay Landlord, within ten (10) business days after written notice thereof by Landlord, the amount expended by Landlord to effect such cure together with an Administration Fee of the amount thereof.

(d)    Bankruptcy or Insolvency. The making by Tenant or any guarantor of Tenant’s obligations under this Lease of any general assignment for the benefit of creditors, the filing by or against Tenant or any guarantor of Tenant’s obligations under this Lease of a petition to have Tenant or such guarantor adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or such guarantor, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s or any such guarantor’s assets located at the Demised Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or Tenant or any guarantor of Tenant’s obligations under this Lease shall become insolvent, or shall admit in writing its inability to pay its debts as they become due, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(e)    Abandonment. Tenant shall completely desert or vacate, or shall commence to completely desert or vacate, the Demised Premises, or any substantial portion of the Demised Premises, or at any time prior to the last month of the Term of this Lease shall remove or attempt to remove, without the prior written consent of Landlord, all or a substantial amount of Tenant’s goods, wares, equipment, fixtures, furniture, or other personal property.

(f)    Liens. Tenant permits to be done anything which creates a lien upon the Demised Premises and fails to remove such lien in accordance with Section 18 above.

20.	LANDLORD’S REMEDIES

(a)    Upon the occurrence of any Event of Default under this Lease, Landlord’s obligations under this Lease shall be suspended and Landlord shall have the right, at its option, then or at any time thereafter during the continuance of such Event of Default, to pursue any one or more of the following remedies, in addition to all other rights or remedies provided herein or at law or in equity, in accordance with applicable notice and cure requirements as set forth herein:

(i)    Landlord may do or cause to be done whatever Tenant is obligated to do under the terms of this Lease and, if necessary to such end, Landlord may enter upon the Demised Premises, by picking or changing the locks if necessary, without being liable for prosecution or any claim for damages therefor (Tenant hereby waiving any claim by reason of such entry). Such action on the part of Landlord, if taken, shall in no event or circumstance be construed as or deemed to be a waiver by Landlord of the Event of Default on the part of Tenant hereunder. FURTHER, TENANT AGREES THAT LANDLORD SHALL NOT BE LIABLE FOR ANY DAMAGES RESULTING TO TENANT FROM LANDLORD’S ACTIONS IN EFFECTING COMPLIANCE WITH TENANT’S OBLIGATIONS HEREUNDER, WHETHER CAUSED BY THE NEGLIGENCE OF LANDLORD, OR OTHERWISE. All reasonable and necessary sums expended by Landlord in effecting compliance with Tenant’s obligations under this Lease (including, without limitation, reasonable attorneys’ fees and related legal costs), together with interest thereon at the Default Rate shall be payable to Landlord on demand.

(ii)    Landlord may terminate this Lease, in which event Tenant shall, within ten (10) business days of failing to cure the breach within any applicable notice and cure period, surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent (including any interest and/or service charge which may have accrued thereon), enter upon and take possession of the Demised Premises and property therein, by picking or changing the locks if necessary, and lock out, expel and remove Tenant and/or any other person or party who may be occupying all or any portion of the Demised Premises, without being liable for prosecution or any claim for damages therefor (Tenant hereby waiving any claim by reason of such entry, taking possession or removal or by issuance of any distress warrant or writ of sequestration, or otherwise), and upon any such entry and taking possession by Landlord, Tenant’s right to possession of the Demised Premises and leasehold estate and options hereunder shall immediately cease and terminate. Landlord shall be entitled to recover damages from Tenant by reason of any such termination of this Lease, such damages to include the unpaid rentals and other sums and charges due at the time of termination, plus interest thereon at the Default Rate and all other sums of money or damages to which Landlord is rightfully entitled hereunder and/or otherwise at law or in equity.

(iii)    Landlord may terminate Tenant’s right of possession of the Demised Premises (without terminating this Lease), take possession of the Demised Premises for the account of Tenant, accelerate the Rent and any other charges to be paid by Tenant to the end of the Term, and collect such Rent and other charges (as well as any unpaid Rent that may be due at such time of the Event of Default) by appropriate legal proceedings. In effort to mitigate Landlord’s damages, Landlord shall use good-faith efforts to re-let the Demised Premises, or any portion thereof, for such periods of time, at then-market rental amounts, for such use, and upon such covenants and conditions as determined by Landlord. Upon such re- letting, Landlord shall apply the net rentals received from such re-letting first to the payment of Landlord’s expenses incurred in the dispossession of Tenant, then to the costs or expenses of repairs to the Demised Premises as may be reasonably necessary to enable Landlord to so re-let, then to the payment of brokerage commissions or any other expenses incurred by Landlord that are reasonably necessary for such re-letting. Following the application of the net rentals from re-letting as described in the preceding sentence, the remaining balance, if any, shall be applied by Landlord from time to time on account of the payment due or payable by Tenant; provided, however, that Landlord reserves the right to bring an action to recover any deficits remaining unpaid as Landlord may deem advisable from time to time, without being obliged to wait until the end of the Term for a final determination of Tenant’s account. In no event shall the commencement or maintenance of any one or more actions preclude Landlord from bringing other or subsequent actions for further accruals pursuant to the provisions hereof. Upon the full and final payment and liquidation of Tenant’s account as aforesaid, any balance then remaining shall be paid to Tenant from time to time with Landlord reserving the right to, at any time, give notice in writing to Tenant of Landlord’s election to terminate this Lease. Upon the giving of such termination notice and final payment by Landlord to Tenant of the credit balance in Tenant’s favor, if any, this Lease shall be finally and effectively terminated and neither party shall have any further obligations hereunder except those expressly stated to survive termination.

(iv)    Intentionally Deleted.

(v)    Intentionally Deleted.

(vi)    Intentionally Deleted.

(b)    Intentionally Deleted.

(c)    It is expressly agreed that in determining the “rentals and other sums and charges due hereunder,” as such phrase is used throughout Sections 20(a)(i)-(iv) above, there shall be added to the Monthly Rent as provided for in this Lease a sum equal to all additional rent owed by Tenant as stated below.

(d)    It is further agreed that, in addition to payments required pursuant to Sections 20(a)(i)-(iv) above, Tenant shall compensate Landlord for all expenses incurred by Landlord in retaking possession of the Demised Premises and/or any of Tenant’s property therein (including, among other expenses, any increase in insurance premiums caused by the vacancy of the Demised Premises), all expenses incurred by Landlord in reletting (including, among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees), and all losses incurred by Landlord as a direct or indirect result of Tenant’s default.

(e)    Notwithstanding any rule or provision of law to the contrary, in the event Landlord shall, for the purpose of reentering or regaining possession of the Demised Premises, or for the purpose of excluding Tenant therefrom, or for the purpose of taking possession of any of Tenant’s property located within the Demised Premises, as authorized by law and/or the terms of this Lease, change the lock(s) to the Demised Premises, Landlord shall be obligated to provide Tenant with reasonable access to the Demised Premises, as it operates as a bank under laws that require Tenant to protect and to preserve deposits and assets belonging to Tenant’s customers and/or funds belonging to the United States Federal Reserve Bank. Such access can be reasonably limited by Landlord until Tenant shall have first (1) brought current all rentals and other sums or charges due to Landlord under the provisions of this Lease (but if Landlord has theretofore formally terminated Tenant’s right of possession of the Demised Premises or has terminated this Lease pursuant to the provisions above, then Landlord shall be under no obligation to provide the new key(s) to Tenant regardless of Tenant’s payment of past due rentals or other sums or charges due hereunder, damages or any other payments or amounts of any kind or nature whatsoever); (2) fully cured and remedied to Landlord’s satisfaction all other defaults of Tenant under this Lease (but if such defaults are not subject to cure, such as early vacation, desertion or abandonment of the Demised Premises, then Landlord shall not be obligated to provide the new key(s) to Tenant under any circumstances); and (3) given Landlord security and assurances satisfactory in all respects to Landlord, in Landlord’s sole discretion, that Tenant intends to and is able to meet and comply with Tenant’s future obligations under this Lease, both monetary and non- monetary.

(f)    Pursuit of any of the above and foregoing remedies shall not preclude the pursuit by Landlord of any other rights or remedies set forth in any other section of this Lease and/or any other rights or remedies provided at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided (or other remedies available to Landlord at law or in equity) upon the occurrence of an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

(g)    In the event of any Event of Default occurring pursuant to the provisions of Section 24(d) of this Lease and involving the filing of any petition under any chapter or section of the United States Bankruptcy Code (the “Bankruptcy Code”), any assumption and assignment of this Lease must conform with the requirements of the Bankruptcy Code, which provides, in part, that Landlord must be provided with adequate assurances (i) of the source of rent and other consideration due under this Lease; (ii) that the financial condition and operating performance of any proposed assignee and its guarantors, if any, shall be similar to the financial condition and operating performance of Tenant and its guarantors, if any, as of the date of execution of this Lease; (iii) that any percentage rent due under this Lease will not decline substantially; and (iv) that any assumption or assignment is subject to all of the provisions of this Lease (including, but not limited to, restrictions as to use) and will not breach any such provision contained in any other lease, financing agreement or other agreement relating to the Demised Premises. Further:

(i)    In order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Tenant must fulfill the following obligations, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective: (i) all defaults under Section 19(a)

of this Lease must be cured within ten (10) business days after the date of assumption; (ii) all other defaults under Section 19 of this Lease, other than under subsection (d) of Section 19, must be cured within fifteen (15) business days after the date of assumption; (iii) all actual monetary losses incurred by Landlord (including, but not limited to, reasonable attorneys’ fees) must be paid to Landlord within ten (10) business days after the date of assumption; and (iv) Landlord must receive, within ten (10) business days after the date of assumption, a security deposit in the amount of six (6) months of Monthly Rent (using the Monthly Rent in effect for the first full month immediately following the assumption), both sums to be held by Landlord and deemed to be rent under this Lease for the purposes of the Bankruptcy Code as amended and from time to time in effect.

(ii)    In the event this Lease is assumed by Tenant in accordance with the requirements of the Bankruptcy Code and Tenant subsequently proposes to assign this Lease, then, in addition to any other reasonable conditions that Landlord may require Tenant to meet prior to consenting to such assignment, Tenant shall provide: (i) a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles consistently applied, though on a cash basis, which reveals a net worth in an amount sufficient, in Landlord’s reasonable judgment, to assure the future performance by the proposed assignee of Tenant’s obligations under this Lease; or (ii) a written guaranty by one or more guarantors with financial ability sufficient to assure Landlord of the future performance of Tenant’s obligations under this Lease, such guaranty to be in a form and content satisfactory to Landlord and to cover the performance of all Tenant’s obligations under this Lease.

21.	COSTS OF SUIT

If either party brings action for relief against the other, declaratory or otherwise, arising out of this Lease, the unsuccessful party shall pay the successful party its commercially reasonable costs incurred in connection with and in preparation for said action, including its attorneys’ fees. If Landlord, without fault on Landlord’s part, is made a party to any action instituted by Tenant or a third party against Tenant or by or against any person holding under or using the Demised Premises by sublease or license of Tenant (whether or not permitted under this Lease), or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person, or otherwise arising out of or resulting from any act or omission of Tenant or of any such other person, Tenant shall indemnify, defend and hold Landlord harmless from any judgment rendered in connection therewith and all costs and expenses (including attorneys’ fees) incurred by Landlord in connection with such action. Landlord shall likewise indemnify, defend and hold Tenant harmless from any action against Tenant brought by Landlord or by any third-party making claims, with Tenant having no fault for the action or allegations against Landlord, with all costs and expenses (including attorneys’ fees) incurred by Tenant in connection with such action.

22.	SURRENDER OF DEMISED PREMISES

(a)    Surrender. On expiration or termination of this Lease, Tenant shall surrender to Landlord the Demised Premises, and all Tenant’s improvements thereto and alterations thereof, broom clean and in good condition (except for ordinary wear and tear occurring after the last necessary maintenance made by Tenant), and shall remove all of its personal property including any signs, notices and displays and any leasehold improvements required by Landlord to be removed. Tenant shall perform all restoration made necessary by the removal of any such improvements or alterations or personal property, prior to the expiration of the Lease Term. If any such removal would damage the Demised Premises, Tenant shall give Landlord prior written notice thereof and Landlord may elect to make such removal at Tenant’s expense or otherwise to require Tenant to post security for such restoration. Landlord may retain or dispose of in any manner any such improvements or alterations or personal property that Tenant does not remove from the Demised Premises on expiration or termination of the Term as allowed or required by this Lease. Title to any such improvements or alterations or personal property that Landlord so elects to retain or dispose of shall vest in Landlord. Tenant waives all claims against Landlord for any damage or loss to Tenant arising out of Landlord’s retention or disposition of any such improvements, alterations or personal property.

Tenant shall be liable to Landlord for Landlord’s costs of storing, removing and disposing of any such improvements, alterations or personal property. If Tenant fails to surrender the Demised Premises to Landlord on expiration or termination of this Lease as required by this Section, Tenant shall indemnify, defend and hold Landlord harmless from all damages, loss, cost and expense (including attorneys’ fees) arising out of or in connection with Tenant’s failure to surrender the Demised Premises.

(b)    Holding Over. If Tenant holds over after the expiration of the Term hereof, with or without the express or implied consent of Landlord, such tenancy shall constitute a tenancy at sufferance, and not a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a rental in the amount of one hundred fifty percent (150%) of the Rent in effect as of the last month of the Term hereof and at the time specified in this Lease, and such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. The foregoing shall not, however, be construed as a consent by Landlord to any holding over by Tenant and Landlord reserves the right to require Tenant to surrender possession of the Demised Premises upon expiration or termination of this Lease.

23.	TRANSFER OF LANDLORD’S INTEREST

Landlord shall have the right to assign its interest in this Lease to any party in Landlord’s sole discretion. If Landlord sells or transfers its interest in the Demised Premises (other than a transfer for security purposes) Landlord shall be released from all obligations and liabilities accruing thereafter under this Lease, but only if and upon Landlord’s successor assuming, in writing, Landlord’s obligations under this Lease. Any prepaid Rent or other funds of Tenant in the hands of Landlord at the time of transfer shall be delivered to such successor. Tenant agrees to attorn to the purchaser or assignee, provided all of Landlord’s obligations hereunder are assumed in writing by such successor. Notwithstanding the foregoing, Landlord’s successor shall not be liable to Tenant for any such funds of Tenant which Landlord does not deliver to the successor.

24.	ASSIGNMENT AND SUBLETTING

(a)    Right to Transfer. Tenant shall not transfer this Lease or any interest therein (any sale, assignment, sublease, transfer, mortgage, pledge, hypothecation or encumbrance of this Lease shall be deemed a “Transfer”), and shall not sublet, or grant licenses or concessions in respect of, the Demised Premises, or any part thereof, without the prior written consent of Landlord, which consent shall not be withheld unreasonably by Landlord. In the event that Tenant proposes any Transfer, Tenant shall notify Landlord in writing by certified mail, return receipt requested, or Federal Express or such similar service that provides tracking, at least sixty (60) days before the date on which the Transfer is to be effective, and, included with such notice, furnish Landlord with: (a) the name of the entity receiving such Transfer (the “Transferee”); (b) a detailed description of the business of the Transferee; (c) financial statements of the Transferee, unless such Transferee is a publicly traded company or such financial statements are otherwise publicly available; (d) all written agreements governing the Transfer; (e) if the Transferee is an individual, a true and correct copy of the Transferee’s driver’s license; (f) any information reasonably requested by Landlord with respect to the Transfer or the Transferee; (g) the Transfer Fee (hereinafter defined); and (h) (if the Transfer consists of less than all of the Demised Premises) a floor plan showing the portion of the Demised Premises to be transferred. Landlord reserves the right to reasonably increase the amount of the Transfer Fee if Tenant requests an expedited response time from Landlord or if Tenant requests Landlord’s review of any attempted Transfer already consummated by Tenant but made without Landlord’s prior written consent in violation hereof.

(b)    Landlord’s Rights. Within thirty (30) business days of Landlord’s receipt of any Transfer request and any additional information requested by Landlord concerning the proposed Transferee’s financial responsibility, Landlord will notify Tenant of its election to do one of the following: (1) consent to the proposed Transfer; or (2) refuse such consent. Any Transferee approved by Landlord shall expressly assume in writing the obligations of Tenant hereunder.

(c)    Excess Rental. If Landlord shall give its consent to any assignment, sublease or transfer of the Demised Premises, Tenant shall, in consideration therefor, pay to Landlord, as additional Rent, fifty percent (50%) of any rents, additional charges, or other consideration payable under the assignment, sublease or transfer by the assignee, sublessee or transferee to Tenant that are in excess of the Rent accruing during the Term of the sublease in respect of the assigned, subleased or transferred space, together with the reasonable costs incurred by Landlord in connection with such assignment, subletting or transfer (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, without limiting the generality of the foregoing, all sums paid for the sale or rental of Tenant’s fixtures or leasehold improvements, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s Federal income tax returns), less the costs actually incurred by Tenant for commissions (at fair market rates), advertising and subtenant leasehold improvements, all of such costs to be amortized without interest over the length of the sublease term. The sums payable under this subparagraph shall be paid to Landlord as and when payable by the assignee, sublessee or other transferee to Tenant. Within fifteen (15) business days after written request therefor by Landlord, Tenant shall at any time and from time to time furnish evidence to Landlord of the amount of all such sums or other consideration received or expected to be received. Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or any part of the Demised Premises, and Landlord, as assignee and as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application, may collect such rents and apply same toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right and license to collect such rents.

(d)    Liability of Tenant. No consent by Landlord to any Transfer by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such Transfer. The consent by Landlord to any Transfer shall not relieve Tenant from the obligation to obtain Landlord’s express prior written consent to any other future Transfer, in no event shall any permitted subtenant transfer its sublease, further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space, or any part thereof, to be used or occupied by others, except upon compliance with, and subject to, provisions of this Section. The acceptance by Landlord of payment from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subsequent transfer or sublease, or to be a release of Tenant from any obligation under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest to Tenant, and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease, except as expressly set forth above.

(e)    Assumption of Obligations. Each Transferee of Tenant shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the Rent and the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part, to be performed for the Term of this Lease. No transfer shall be binding on Landlord unless the Transferee or Tenant delivers to Landlord a counterpart of the instrument of transfer in recordable form which contains a covenant of assumption by the Transferee satisfactory in substance and form to Landlord, and consistent with the requirements of this Section. The failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability to Landlord hereunder. Landlord shall have no obligation whatsoever to perform any duty to or respond to any request from any sublessee, it being the obligation of Tenant to administer the terms of its subleases.

(f)    Fees for Review. Simultaneously with the giving of the notice described in Section 30(b) above, Tenant shall pay to Landlord or Landlord’s designee a non-refundable fee in the amount of Five Hundred Dollars ($500.00) as reimbursement for expenses incurred by Landlord in connection with reviewing each such transaction.

(g)    Corporate or Partnership Transfers. If Tenant is a privately held corporation, or is an unincorporated association or partnership, the cumulative or aggregate transfer, assignment or hypothecation of fifty percent (50%) or more of the total stock or interest in such corporation, association or partnership shall be deemed a Transfer within the meaning and provisions of this Section. This Section shall, however, not apply to transactions with a corporation (i) into or with which Tenant is merged or consolidated, (ii) to which substantially all of Tenant’s assets are transferred, or (iii) that controls, is controlled by, or is under common control with Tenant, provided that, in any of such events:

(i)    The successor of Tenant has a tangible net worth, computed in accordance with generally accepted accounting principles, at least equal to the net worth of Tenant herein named on the date of this Lease;

(ii)    Proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) business days prior to the effective date of such transaction;

(iii)    Any such Transfer shall be subject to all of the terms and provisions of this Lease, and such Transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord promptly upon the Transfer, all the obligations of Tenant under this Lease;

(iv)    Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease; and

(v)    Tenant shall reimburse Landlord, promptly on demand, for Landlord’s reasonable attorneys’ fees incurred in conjunction with the processing and documentation of any such transaction.

(h)    Involuntary Assignment. No interest of Tenant in this Lease shall be assignable by operation of law (including without limitation, the transfer of this Lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment: (i) if Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under any bankruptcy law in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other such person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; (ii) if a writ of attachment or execution is levied on this Lease; (iii) if, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Demised Premises. An involuntary assignment shall constitute an Event of Default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

25.	ATTORNMENT

If any proceeding is brought for default under or termination of any ground or underlying lease to which this Lease is subject, or in the event of foreclosure or the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Demised Premises, Tenant shall attorn to the successor landlord and recognize that successor as “Landlord” under this Lease, provided such successor expressly agrees in writing to be bound to all future obligations by the terms of this Lease, and, if so requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired Term of this Lease then remaining).

26.	SUBORDINATION

Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to: (i) all ground or underlying leases which may now exist or hereafter be executed affecting the Demised Premises, and (ii) the lien of any first mortgage or first deed of trust which may now exist or hereafter be executed in any amount for which the Demised Premises, such ground or underlying leases, or Landlord’s interest or estate in any of them, is specified as security. Notwithstanding the foregoing, Landlord shall have the right, but not the obligation, to subordinate or cause to be subordinated any such ground or underlying leases or any such liens to this Lease. If any ground or underlying lease terminates for any reason, Tenant shall, notwithstanding any subordination, attorn to and become Tenant of the successor in interest to Landlord at the option of such successor in interest. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in such form as shall be reasonably requested by Landlord, any documents (including a commercially reasonable subordination, non-disturbance and attornment agreement in favor of Landlord’s lender) evidencing the priority or subordination of this Lease with respect to any such ground or underlying leases or the lien of any such first mortgage or first deed of trust, and failure of Tenant to do so shall be an Event of Default hereunder. Tenant hereby irrevocably appoints Landlord as its attorney-in-fact to execute, deliver, and record any such documents in the name and on behalf of Tenant if Tenant fails to comply with the foregoing.

27.	ESTOPPEL CERTIFICATE

Tenant shall from time to time, but no more than three (3) times per any twelve (12) month period, and within ten (10) business days after prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing in such form as may be reasonably required by Landlord’s Mortgagee or any prospective purchaser of the Demised Premises (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if they are claimed, and (iii) containing such other matters as are set forth in such form. Any such statement may be conclusively relied upon by Landlord and any prospective purchaser or Mortgagee of the Demised Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance, and that not more than one month’s Rent has been paid in advance. Failure of Tenant to so deliver such statement shall be an Event of Default hereunder. Tenant hereby irrevocably appoints Landlord as its attorney-in-fact to execute and deliver such statement to any third party in the name and on behalf of Tenant if Tenant fails to comply with the foregoing.

28.	QUIET ENJOYMENT

So long as Tenant pays all Rent and other sums due under this Lease, performs its covenants and obligations under this Lease and recognizes any successor to Landlord in accordance with the terms of this Lease, Tenant shall lawfully and quietly have, hold and enjoy the Demised Premises without hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, subject, however, to all the provisions of this Lease.

29.	WAIVER OF REDEMPTION BY TENANT

If at any time the law for the State in which the Demised Premises is located provides for any statutory or common-law right of redemption, then to the maximum extent allowable by such law as then in effect, Tenant hereby waives for Tenant and for all those claiming under Tenant, all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Demised Premises after any termination of this Lease.

30.	LANDLORD’S LIEN

To secure the payment of all Rent due and to become due hereunder, the faithful performance of this Lease by Tenant, and to secure all other indebtedness and liabilities of Tenant to Landlord now existing or hereafter incurred, Tenant hereby grants to Landlord an express first and prior contract lien and security interest on all property which may be placed in the Demised Premises, and also upon all proceeds of any insurance which may accrue to Tenant by reason of destruction of or damage to any such property, and also upon all of Tenant’s interest as lessee and rights and options to purchase fixtures, equipment and chattels placed in the Demised Premises (in case of fixtures, equipment and chattels leased to Tenant which are placed in the Demised Premises). All exception laws are hereby waived in favor of said lien and security interest and in favor of Landlord’s statutory lien. These lien and security interests are given in addition to Landlord’s statutory lien and shall be cumulative thereto. This lien and security interest may be foreclosed with or without court proceedings by public or private sale as permitted by Florida law, provided Landlord gives Tenant at least ten (10) business days’ notice of the time and place of said sale, and Landlord shall have the right to become the purchaser, upon being the highest bidder at such sale. The notice referred to in the preceding sentence may (but need not be) given by Landlord to Tenant contemporaneously with any other notice from Landlord to Tenant. Tenant hereby authorizes Landlord to file Uniform Commercial Code Financing Statements in sufficient form so that when properly filed, the security interest hereby given shall thereupon be perfected. If requested hereafter by Landlord, Tenant shall also execute and deliver to Landlord Uniform Commercial Code Financing Statement change instruments in sufficient form to reflect any proper amendment of, modification in or extension of the aforesaid contract lien and security interest hereby granted. Landlord shall, in addition to all of its rights hereunder, also have all of the rights and remedies of a secured party under the Uniform Commercial Code for the state in which the Demised Premises is located.

31.	RULES AND REGULATIONS

The Rules and Regulations (herein so called) attached hereto as Exhibit “H” are expressly made a part hereof. Tenant agrees to comply with such Rules and Regulations and any reasonable amendments, modifications or additions thereto, as may hereafter be adopted and published by notice to Tenant, and to cause its concessionaires, agents, contractors and employees to comply therewith, and that the violation of the Rules and Regulations by any of them shall constitute an Event of Default by Tenant under this Lease. Tenant shall use its best efforts to cause its customers, invitees and licensees to comply with the Rules and Regulations. If there is a conflict between the Rules and Regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail.

32.	NOTICES

Any notice, demand or communication required or permitted to be given hereunder shall be personally served, deposited in the United States mails, duly registered or certified with postage fully prepaid thereon or by Federal Express or other reputable overnight courier service, addressed to the other party at the address set forth in Section 1 hereof, or to such other address requested in writing by either party upon thirty (30) business days’ written notice to the other party. Notices shall be deemed to have been given upon the date same is post-marked if sent by registered or certified mail or the day deposited with Federal Express or such reputable overnight courier or the day sent if by personal service, but shall not be deemed received until the date of actual receipt or the first date that attempted service is rejected.

33.	NON-WAIVER

No delay or omission in the exercise of any right or remedy of Landlord for any default by Tenant shall impair such right or remedy or be construed as a waiver. The receipt and acceptance by Landlord of delinquent payments shall not constitute a waiver of any other default, and shall not constitute a waiver of timely payment of the particular payment involved. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Demised Premises, shall constitute an acceptance of the surrender of the Demised Premises by Tenant before the expiration of the Term. Only an express notice to such effect from Landlord to Tenant shall constitute acceptance of the surrender of the Demised Premised sufficient to terminate this Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not constitute a consent or approval of any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.

34.	COMPLIANCE WITH LAWS

Tenant shall operate the Demised Premises in compliance with all applicable federal, state, and municipal laws, ordinances and regulations and shall not knowingly, directly or indirectly, make any use of the Demised Premises which is prohibited by any such laws, ordinances or regulations.

35.	MISCELLANEOUS

(a)    Not an Offer. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or an option for, the Demised Premises.

(b)    Execution. This document becomes effective and binding only upon execution and delivery hereof by Tenant and by Landlord. No act or omission of any employee or agent of Landlord or of Landlord’s broker shall alter, change or modify any of the provisions hereof.

(c)    Landlord and Tenant. As used in this Lease, the words “Landlord” and “Tenant” include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one person or entity constituting Landlord or Tenant, the obligations imposed hereunder upon Landlord or Tenant are joint and several. If Tenant consists of a husband and wife, the obligations of Tenant hereunder extend individually to the sole and separate property of each of them as well as to their community property. The obligations contained in this Lease to be performed by Landlord shall be binding on Landlord’s successors and assigns only during their respective periods of ownership of the Demised Premises.

(d)    Brokers. Tenant represents and warrants that it has not engaged a broker that may be due a commission in connection with this Lease, and Landlord represents and warrants that any broker engaged by Landlord shall be compensated, if at all, exclusively by Landlord with no amount(s) due from Tenant. Each party shall indemnify and hold the other party harmless from all damages (including attorneys’ fees and costs) resulting from any claims that may be asserted by any broker, finder, or other person claiming by, through or under the party (except that Landlord shall pay the Broker in accordance with the Brokerage Agreement). In the event this Lease shall be terminated for any reason prior to the natural expiration of the initial Term of the Lease, Tenant shall pay to Landlord the unamortized portion of the aggregate of any commission paid by Landlord, said amortization to be computed on a straight line basis over the Primary Term.

(e)    Parking; Cross Access and Parking Easement. Tenant and Tenant’s customers and invitees shall have the exclusive right to park on the Demised Premises, including the Expansion Parcel, as defined in Section 2(d), at no charge to Tenant during banking hours. Landlord may allow other tenants of the Shopping Center to park on the Demised Premises but only during non-banking hours. Additionally, Landlord hereby grants to the Tenant, its employees, agents, contractors, representatives, licensees, suppliers and invitees (collectively, “Tenant’s Agents”), a non-exclusive right of ingress and egress across the Shopping Center along the access routes existing now or in the future existing within the Shopping Center, for the sole purposes of (i) providing vehicular and pedestrian access to the Demised Premises for Tenant and Tenant’s Agents to conduct the Permitted Use, (ii) allowing construction, installation, repairs and maintenance to be performed on the Demised Premises in accordance with the Lease, subject to any permits or approvals required by the Lease, that the Landlord may reasonably require or as required by applicable laws, and (iii) cross-parking by Tenant and Tenant’s Agents on any parking areas on the Shopping Center property (the “Cross Parking Easement”). The Cross Parking Easement does not include any grant of rights to Tenant and Tenant’s Agents (A) in or to any Landlord’s or its tenant’s improvements, buildings or facilities, (B) to permanently park any vehicles, or (C) to unreasonably interfere with or block any of the access ways made available hereunder except in cases of emergency. Landlord reserves the right at any time, and from time to time, to reasonably designate access routes on or to the Shopping Center to be utilized by Tenant and Tenant’s Agents. Landlord also reserves the right to allow patrons of the Shopping Center and any other adjacent parcels owned by Landlord or its affiliates as of the Effective Date, to utilize all access points and drive aisles on the Parcel for pedestrian and vehicular ingress and egress.

Additionally, in the event governmental authorities require that any access point to Timberlane Road be closed on either the Demised Premises or on the Shopping Center, then for a period of thirty-six (36) months from the Effective Date, such party whose access point is closed shall be permitted, at such party’s expense, to create a curb cut between the Demised Premises and the Shopping Center on the eastern or western boundary of the Demised Premises to facilitate access to Timberlane Road by both parties. In the event Landlord transfers the Demised Premises or the Shopping Center to another person or entity, the rights set forth in this Section 35(e) shall be memorialized in an access and parking easement or declaration of reciprocal easements or similar document, a copy of which shall be provided to Tenant upon recording in the Public Records.

(f)     Intentionally Omitted.

(g)    Recordability of Lease. Tenant agrees that in no event shall this Lease or a memorandum hereof be recorded unless signed by Landlord and Tenant, in a form reasonably acceptable to Landlord.

(h)    Matters of Record. This Lease and Tenant’s rights hereunder are subject and subordinate in all respects to matters affecting Landlord’s title recorded in the official records of the county recorder’s office for the county in which the Demised Premises is located prior or subsequent to the date of execution of this Lease, which Tenant shall fully comply with. Tenant agrees that as to its leasehold estate it, and all persons in possession or holding under it, will conform with and will not violate any such covenants, conditions and restrictions, or other matters, of record.

(i)    Severability. If any provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and every other term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(j)    Construction. All provisions hereof, whether covenants or conditions, shall be deemed to be both covenants and conditions. The definitions contained in this Lease shall be used to interpret this Lease.

(k)    Interest. Except as expressly provided otherwise in this Lease, any amount due to Landlord which is not paid when due shall bear interest from the date due, at the prime commercial rate of interest published from time to time by The Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks, plus two percent (2%) per annum, but not to exceed the maximum rate of interest allowable under the law (the “Default Rate”). Payment of such interest shall not excuse or cure any default by Tenant under this Lease.

(l)    Binding Effect; Choice of Law. Except as expressly provided otherwise in this Lease, all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Lease shall be governed by the laws of the state where the Demised Premises is located.

(m)    Time; Rights Cumulative. Time is of the essence of each and every obligation under this Lease, except as to the provisions relating to delivery of possession of the Demised Premises to Tenant. All rights and remedies of the parties shall be cumulative and non-exclusive of any other remedy at law or in equity.

(n)    Inability to Perform. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of force majeure, strike, labor troubles, acts of God, acts of government, governmental delays, unavailability of materials or labor, or any other cause beyond the control of Landlord (the “Permitted Delays”). Notwithstanding the foregoing, (i) nothing contained in this Section shall excuse either party from paying in a timely fashion any payments required to be made under this Lease, when due under the terms of this Lease, (ii) financial inability or inconvenience shall never excuse or delay the performance of any obligations under this Lease, and (iii) with respect to Tenant’s construction obligations under Section 6(b) and Exhibit “E” hereof, (a) no delay under this Section shall be effective unless Tenant shall have notified Landlord of the delay within ten (10) business days of the event giving rise to such delay, and (b) no delay under this Section shall be permitted in connection with delays caused by local governmental ordinances, codes or regulations in effect as of the date of this Lease or the implementation of same.

(o)    Corporate Authority. If Tenant is a corporation or a limited liability company, each individual executing this Lease on behalf of Tenant represents and warrants: (i) that he is duly authorized to execute and deliver this Lease on behalf of Tenant, (ii) that Tenant is in good standing in its state of organization, (iii) is qualified to do business in the state where the Demised Premises is located, and (iv) shall deliver appropriate certification to that effect if requested.

(p)    Intentionally omitted.

(q)    Submittal of Financial Statement. At any time and from time to time during the Term of this Lease, within fifteen (15) business days after request therefor by Landlord, Tenant shall supply to Landlord and/or any Mortgagee a current financial statement or such other financial information as may reasonably be required by any such party, only if Tenant is not publicly traded or its financial information is not publicly available.

(r)    No Partnership. Nothing herein contained, either in the method of computing Rent or otherwise, shall create between the parties hereto, or be relied upon by others as creating, any relationship or partnership, association, joint venture, or otherwise. The sole relationship of the parties hereto shall be that of landlord and tenant.

(s)    Waiver of Trial by Jury. Landlord and Tenant desire and intend that any disputes arising between them with respect to or in connection with this Lease be subject to expeditious resolution in a court trial without a jury. Therefore, Landlord and Tenant each hereby waives the right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding or other hearing brought by either Landlord against Tenant or Tenant against Landlord or any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect.

(t)    Interpretation. Sectional headings in this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions hereof.

(u)	Exhibits. Each of the following exhibits is incorporated herein as a part of this Lease:

(i)	Exhibit “A”	-	Site Plan
(ii)	Exhibit “A-1”	-	Site Plan – Expanded Premises
(iii)	Exhibit “B”	-	Legal Description of the Demised Premises
(iv)	Exhibit “C”	-	Rent Commencement Date Agreement
(v)	Exhibit “D”	-	Intentionally Omitted

(vi)	Exhibit “E”	-	Landlord’s and Tenant’s Work
(vii)	Exhibit “E-1”	-	Contractor Insurance Requirements
(viii)	Exhibit “F”	-	Intentionally Omitted
(ix)	Exhibit “G”	-	Property Restrictions
(x)	Exhibit “H”	-	Rules and Regulations

36.	INTENTIONALLY DELETED

37.	INCORPORATION OF PRIOR AGREEMENTS; AMENDMENTS

This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement, negotiations, brochures, arrangements, or understanding pertaining to any such matter shall be effective for any purpose unless expressed herein. No provisions of this Lease may be amended or added to except by an agreement in writing, signed by the parties hereto or their respective successors in interest.

38.	RADON GAS

The following provision is required by Section 404.056(5), Florida Statutes: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

[Signature Block is on the Next Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

WITNESSES:	LANDLORD:

/s/ Brad Hagmann	LG TALLAHASSEE MARKET SQUARE, LLC
Print Name: Brad Hagmann

/s/ Ryan Griffin	By: LG Capital, LLC, a Texas limited liability company, its Manager
Print Name: Ryan Griffin
	By:	/s/ Will Toliver
	Name:	Will Toliver
	Title:	Managing Director – Retail

WITNESSES:	TENANT:

/s/ Randy Guemple	PRIME MERIDIAN BANK, a Florida
Print Name: Randy Guemple	banking corporation

	By:	/s/ Sammie D. Dixon, Jr.
/s/ Susan Payne Turner	Name:	Sammie D. Dixon, Jr.
Print Name: Susan Payne Turner	Title:	President and Chief Executive Officer

EXHIBIT “A”

SITE PLAN OF THE DEMISED PREMISES

Shopping Center Pylon
80'
80'
EXISTING BANK
14,832 SF
Premises
Existing
Access Drive

A-1

EXHIB IT “A-1”

SITE PLAN OF EXPANDED DEMISED PREMISES

A-1-1

EXHIBIT “B”

LEGAL DESCRIPTION OF THE DEMISED PREMISES

Commence at a concrete monument marking the Southwest corner of Lot 4, of Johnson Subdivision, a subdivision as per map or plat thereof, recorded in Plat Book 2, Page 71, of the public records of Leon County, Florida, and run thence North 89 degrees 40 minutes 52 seconds East along the South boundary of said Lot 4, a distance of 709.01 feet to a concrete monument on the Northwesterly right of way boundary of I-10, thence North 75 degrees 14 minutes 17 seconds East along said Northwesterly right of way boundary 218.30 feet to a concrete monument, thence North 00 degrees 11 minutes 32 seconds West 428.29 feet to a concrete monument for the Point of Beginning. From said Point of Beginning continue North 00 degrees 11 minutes 32 seconds West, 230.0 feet to a concrete monument on the South right of way boundary of Timberlane Road, thence North 89 degrees 45 minutes 17 seconds East along said south right of way boundary, 235.0 feet to a concrete monument, thence South 00 degrees 11 minutes 32 seconds East, 230.0 feet to a concrete monument, thence South 89 degrees 45 minutes 17 seconds West, 235.0 feet to the Point of Beginning.

B-1

EXHIBIT “C”

RENT COMMENCEMENT DATE AGREEMENT

WHEREAS, by that certain lease dated             , 20     (herein called the “Lease”), Landlord leased to Tenant certain Demised Premises (as defined in the Lease) located in                     ,                      to Tenant; and

WHEREAS, Tenant is in possession of the Demised Premises and the term of the Lease has commenced; and

WHEREAS, Landlord and Tenant agreed to enter into an agreement setting forth certain information in respect of the Demised Premises and the Lease;

WHEREAS, Tenant represents to Landlord and to                      and any other future lender who makes a loan to Landlord (“Landlord’s lender”) that the following information is a true and accurate representation regarding the terms of the Lease;

NOW, THEREFORE, Landlord and Tenant agree as follows:

Landlord and Tenant have entered into the Lease, whereby Landlord leased the Demised Premises for a Primary Term of                      (        ) Lease Years, which Lease has been amended as follows:

The Rent Commencement Date of the Primary Term of the Lease is             , 20     .

The Primary Term of the Lease shall expire on             , 20     .

Tenant has              (     ) options of              (    ) years each which are to be exercised by the presentation of notice to Landlord on or before             , 20     (which such date is one hundred eighty (180) days prior to the expiration of then existing term).

The Rent Commencement Date under the Lease is             , 20    , and Tenant has been paying Rent under the Lease since                    .

The Monthly Rent due under the Lease beginning on the Rent Commencement Date is $ and no moneys have been paid to Landlord in advance of the due date except as set forth in the Lease.

Tenant represents and warrants to Landlord and Landlord’s lender the truth and accuracy of the following statements pertaining to said Lease.

1.    Tenant has accepted, is satisfied with (except for only non-substantial defects, notice of which has previously been given to Landlord), and is in full possession of said Demised Premises, including all improvements, additions and alterations thereto required to be made by Landlord under the said Lease, and Tenant is not aware of any patent or latent defects in construction of said improvements (except for only non-substantial defects, notice of which has previously been given to Landlord) which would constitute a default by Landlord pursuant to the Lease.

2.    Tenant is paying the full Rent stipulated in said Lease to be paid by Tenant as of the date hereof with no offsets, defenses or claims.

C-1

3.    Landlord is not presently in default under any of the terms, covenants or provisions of said Lease.

4.    Landlord has satisfactorily complied with all of the requirements and conditions precedent to the commencement of the term of said Lease as specified in said Lease.

5.    Tenant acknowledges that Landlord’s lender assumes no liability for its security deposits, if any, or for sums escrowed with the Landlord for taxes or insurance or other expenses in the event that Lender acquires the Demised Premises through foreclosure or through a transfer of title in lieu of foreclosure.

6.    Tenant hereby acknowledges (a) that there have been no modifications or amendments to said Lease other than herein specifically stated, (b) that it has no notice of a prior assignment, hypothecation or pledge of rents or of the Lease, (c) that the Lease is in full force and effect and Tenant has no defenses, setoffs or counterclaims against Landlord arising out of the Lease or in any way relating thereto, or arising out of any other transaction between Tenant and Landlord (d) that the Lease represents the entire agreement between the parties thereto as to the Demised Premises, and Tenant neither has nor claims any right or interest in or under any contract, option or agreement involving the sale or transfer of the Demised Premises except as specifically provided in the Lease, (e) that no prepayment or reduction of rent, and no modification, termination or acceptance of surrender of the Lease will be valid as to Landlord’s lender without the consent of Landlord’s lender.

TENANT:

PRIME MERIDIAN BANK

By:
Name:
Its:
Date:

C-2

EXHIBIT “D”

INTENTIONALLY OMITTED

D-1

EXHIBIT “E”

LANDLORD’S AND TE NANT’S WORK

ARTICLE I.

CONSTRUCTION OF THE DEMISED PREMISES

Landlord shall complete Landlord’s Work in accordance with Article III below. Landlord agrees to coordinate with Tenant and Tenant’s architect related to Landlord’s Work or Tenant’s Work, provided that Tenant and Tenant’s architect timely respond to and review any Landlord comments.

ARTICLE II.

GENERAL SPECIFICATIONS

A.    Within ninety (90) days after the Delivery Date, Tenant shall submit to Landlord drawings and specifications for Tenant’s proposed improvements to the Demised Premises (“Tenant’s Plans”). Upon submission to Landlord, Tenant’s Plans must be complete, sufficient to obtain a building permit, and ready for Landlord’s consideration and final approval. So long as Tenant’s civil drawings contain at least the same or more pervious area and drainage capacity set forth on Exhibit A-1, Landlord’s shall incorporate any pervious area or drainage capacity deficiencies into its civil plans for the Shopping Center.

B.    Upon review, Landlord shall, in writing, accept or notify Tenant of its objections to Tenant’s Plans within thirty (30) business days after receipt of Tenant’s Plans. Should there be any Landlord objections, Tenant shall respond to any objections within ten (10) business days of receipt of Landlord’s written objections. Landlord shall review any revised Tenant’s Plans within ten (10) business days after receipt, and provide written acceptance or additional rejections. The process will continue using the above timeframes until Tenant’s Plans are approved. Tenant shall reimburse Landlord for any loss or extra cost which may result to Landlord by reason of failure on the part of Tenant to submit any such plans, diagrams, designs, schedules, specifications and/or other data within said period of time, or, alternatively, and at Landlord’s sole option, Landlord may elect to terminate this Lease by reason of such failure by giving ten (10) business days written notice of such election to Tenant (whereupon Landlord shall have no further obligations to Tenant hereunder unless Tenant remedies said failure during the ten (10) day notice period, in Landlord’s reasonable discretion). ). The Parties hereby agree to use good-faith and prompt cooperation to prepare and adhere to a project schedule (“Joint Project Coordination Plan”) that incorporates staged and phased construction by both parties, so all work and improvements are properly scheduled and coordinated to ensure quality and timely construction and completion, while using commercially reasonable efforts to avoid duplicative or unreasonably disruptive work by either of the Parties.

C.    Tenant shall secure Landlord’s written approval of Tenant’s Plans before commencing Tenant’s Work. Material changes to Tenant’s Plans shall be made only by written change order describing the scope of work and exact cost of same signed by both parties; it being expressly acknowledged and agreed that non-material modifications to Tenant’s Plans previously approved by Landlord shall not require Landlord’s prior written consent.

D.    Within ten (10) business days after the date upon which Landlord approves Tenant’s Plans, Tenant shall apply for and diligently attempt to obtain all final and non-appealable approvals evidenced by permits and/or orders and/or ordinances and/or approvals necessary for Tenant to develop, construct and operate its store (collectively, the “Approvals”) and shall provide verification of the same to Landlord. Landlord shall reasonably cooperate with Tenant in its efforts to obtain the Approvals, provided that such cooperation shall not require the expenditure by Landlord of any material amount of money. Tenant shall timely respond to any comments received on its Approval application(s) and in any event within thirty (30)

business days of receipt of such comments. Tenant’s obligations in the preceding two sentences shall be referred to herein as the “Permit Obligations.” In the event Tenant fails to comply with the Permit Obligations and does not cure such failure within fifteen (15) business days after written notice of same, then Landlord may at Tenant’s cost, obtain such Approval(s) on Tenant’s behalf. In the event Landlord elects to pursue any or all Approvals, Tenant shall provide to Landlord, no later than ten (10) business days following Landlord’s written request to Tenant, all required documents to secure such Approvals in order to enable Landlord to pursue the Approvals on Tenant’s behalf. Any reasonable and actual out-of-pocket costs incurred by Landlord in obtaining the Approvals will be reimbursable to Landlord within fifteen (15) business days after Tenant’s receipt of Landlord’s written demand for the same.

E.    Subject to any Permitted Delays, Tenant shall commence construction (and shall be required to diligently pursue said construction) no later than the first to occur of (i) forty-five (45) days after Tenant’s receipt of the applicable Approval for such work (if multiple approvals are necessary for Tenant’s Work), or (ii) two hundred forty (240) days after the Delivery Date (the “Tenant Construction Start Date”). If Tenant has not commenced construction on or prior to the Tenant Construction Start Date (which Tenant Construction Start Date shall be subject to extension due to any Permitted Delays), Landlord shall have the option to terminate this Lease by giving written notice of such termination to Tenant at any time prior to the date on which Tenant actually commences construction (whereupon Landlord shall have no further obligations to Tenant hereunder); or, if Tenant has not completed construction within twelve (12) months from the actual Tenant Construction Start Date (subject to extension for any Permitted Delays), then Landlord shall have the option to terminate this Lease by giving written notice of such termination to Tenant, which notice of termination, if given, shall be effective as of the date which is thirty (30) business days following the giving thereof, unless Tenant actually completes construction of its improvements within said 30-day period, in which event Landlord’s termination notice as aforesaid shall be deemed ineffective and of no force or effect. If, pursuant to the foregoing provisions of this Article II(E), Landlord elects to terminate this Lease, then upon any such termination, Tenant shall be deemed to have forfeited any pre- paid rent and/or security deposit previously made by Tenant under this Lease, and Landlord shall be entitled to all other remedies set forth in the Lease for a Tenant default.

F.    Unless otherwise expressly provided to the contrary herein with respect to certain components of Landlord’s Work, Landlord must substantially complete Landlord’s Work before delivering the Demised Premises to Tenant (and thereby establishing the “Delivery Date” for purposes of this Lease). As used herein then, “substantial completion” of Landlord’s Work, for purposes of establishing the Delivery Date, means that those components of Landlord’s Work which, by the terms of Article III herein below, are required to be performed by Landlord prior to turning the Demised Premises over to Tenant have been completed to a point such that any minor details of construction (i.e., punch list items) and/or warranty work can be performed without unreasonably affecting Tenant in the performance of Tenant’s Work as determined by Tenant in its reasonable discretion.

ARTICLE III.

DESCRIPTION OF LANDLORD’S WORK AS PROVIDED TO THE DEMISED PREMISES

As used herein, the term “Landlord’s Work” means the following:

A.    Landlord will replace the existing lower roof and perform maintenance of the upper roof of the Demised Premises per the “Existing Roof Conditions Assessment Report” dated July 10, 2017 prepared by MLD Architects. Landlord to ensure that the metal roof panels are aesthetically consistent.

B.    Landlord will replace all HVAC units that have not been replaced since January 1, 2016. In addition, the exhaust fan systems will also be repaired and/or replaced per the “Existing Roof Conditions Assessment Report” dated July 10, 2017.

C.    Replace stained or damaged ceiling tiles.

D.    Landlord shall use commercially reasonable efforts to keep Tenant informed of the status of performing the work on items listed in this Article III(A-C) and in such a manner that will afford Tenant a reasonable opportunity to raise any concerns prior to such work being performed.

E.    Landlord will hire a reputable company to inspect the Demised Premises for mold, should any remediation be necessary Landlord will repair at Landlord cost.

F.    Landlord will hire a reputable company to inspect the Demised Premises for termites; should any termite damage be revealed, Landlord agrees to repair such termite damage up to an amount not to exceed Twenty Five Thousand and No/100 Dollars ($25,000.00) (“Landlord’s Termite Repair Cost”). If said repair will cost more than Landlord’s Termite Repair Cost, Landlord may elect to terminate this Lease, unless Tenant agrees to pay all remaining costs in excess of Landlord’s Termite Repair Cost, in which event Landlord’s termination shall be null and void and Landlord will proceed with said repair.

In addition to the foregoing but not to be included in “Landlord’s Work” for purposes of delivery of the Demised Premises to Tenant and establishing the Delivery Date and Rent Commencement Date hereunder, Landlord shall use good faith, commercially reasonable efforts to obtain the necessary governmental approvals to remove the existing oak tree located in the drive isle south of the Demised Premises (the “Tree Removal Approvals”). Tenant shall cooperate and provide assistance to Landlord in furtherance of obtaining such tree removal permits and approvals, provided Tenant shall coordinate all communications with any governmental personnel through Landlord to provide for continuity and consistency. Alternatively, Tenant may elect to obtain the Tree Removal Permits at any time by providing written notice to Landlord. Landlord shall not be required to consent to requirements of the City in order to obtain the Tree Removal Approvals that would adversely impact Landlord’s redevelopment of the Shopping Center, including, but not limited to, removal of parking spaces, reduction of building square footage, traffic circulation. However, Landlord shall have no liability to Tenant in the event Landlord is unable to obtain the necessary approvals for such tree removal. In the event Landlord or Tenant obtains the Tree Removal Approvals within 18 months of the Delivery Date, then Landlord, at Landlord’s sole cost and expense, shall remove the Tree.

ARTICLE IV.

DESCRIPTION OF TENANT’S WORK

As used herein, the term “Tenant’s Work” means all work, construction and installation in the Demised Premises required by Tenant to operate its business (including but not limited to the installation of all fixtures, furniture, equipment and infrastructure such as data, voice and communication) and is not included in Landlord’s Work, specifically, “Tenant’s Work” shall include the following:

A.    Repainting the Demised Premises consistent with Tenant’s other locations.

B.    Interior renovation and expansion to bring the interior of the building up to a first class bank branch and office.

C.    Relocation of drive-through and all common area changes within the Demised Premises and the Expanded Parcel consistent with the site plan as shown on Exhibit A-1but subject to the approval of Landlord in accordance with the procedures set forth in Article II above. The Existing Access Drive shall remain open and operational to provide access to and from the Shopping Center until such time as the New Access Drive is complete and open for such use.

All Tenant’s Work shall be at Tenant’s sole cost and expense and shall be performed by contractors and vendors selected and controlled by Tenant, but subject to approval by Landlord, which shall not be unreasonably withheld. Notwithstanding anything to the contrary set forth herein, Landlord shall reimburse Tenant for a portion of the Tenant’s Work in the amount of up to $1,200,000.00 for reimbursement of Tenant’s costs for permanent improvements to the Demised Premises (specifically excluding trade fixtures, furniture, equipment and inventory), as substantiated by the evidence to be furnished by Tenant as set forth below.

D.    All work undertaken by Tenant shall be performed at Tenant’s expense and shall not damage the Demised Premises, or any part thereof. Any roof penetration shall be made and sealed by Landlord’s approved roofer and shall be performed only after Landlord has given its written consent, which consent shall in part be conditioned upon using materials acceptable to Landlord and to include roof top curbs to spread the weight of the equipment being installed in order to prevent damage to the roof and/or impairment of Landlord’s roof warranty(ies). All such installation of equipment and roof penetrations shall be professionally engineered so that structural modifications shall be made to the roof so that sufficient support exists for any equipment on the roof. Tenant shall be responsible for installing roof manufacturer approved roof walk pads around all rooftop equipment and to extend them to connect to the roof access point or shell building walk pad system, if provided. Tenant shall also be responsible for obtaining, and paying for, professional plan review and inspections of any structural work and/or mechanical work (including, without limitation, any roof work or concrete work) as required by Landlord.

E.    All of Tenant’s Work to the Demised Premises made by Tenant shall be in good and workmanlike manner, free of any mechanic’s or materialman’s lien, and shall be in conformity with the applicable building code or other applicable governmental requirements of the city in which the Demised Premises is located. All leasehold improvements will be comprised of new materials and equipment.

F.    Monthly Payments. Landlord shall, within thirty (30) business days after receipt of a written request and the following information, satisfactory to Landlord in Landlord’s reasonable discretion (a “Monthly Draw Request”), pay Tenant a portion of the Tenant Improvement Allowance representing a relative pro-rata portion of the Tenant Improvement Allowance relative to the percentage of Tenant’s Work completed. Each Monthly Draw Request shall be no less than $200,000.00 and cannot exceed, in the aggregate $1,080,000.00, and shall include:

1.    Conditional lien waivers and releases (the only condition to effectiveness being payment of the amount due to the applicable contractor as recited in the waiver) from the Contractor and from all subcontractors for work performed to date for which payment has been made;

2.    An AIA Document G702 Application and Certification for Payment signed by Tenant’s architect or contractor; or if such work being reimbursed is not performed under a general construction contract, then invoices and evidence of payment and completion of such work, in Landlord’s reasonable discretion;

3.    At the election of Landlord, an updated title search confirming no mechanics liens have been asserted against the Property related to Tenant’s Work;

4.    For the first draw only, Completion of Form W-9 for Tenant and Contractor;

5.    If required by Landlord’s lender, review and approval of the Monthly Draw Request by Landlord’s lender.

G.    Final Payment. Upon completion of the improvements to the Demised Premises and with respect to the final Monthly Draw Request, Tenant shall furnish Landlord:

1.    A Certificate of Occupancy issued by the municipality in which the Demised Premises is located or other evidence satisfactory to Landlord that the improvements have been approved by such municipality;

2.    A notarized affidavit executed by Tenant or its authorized representative and Tenant’s contractor or architect, stating that all work and materials performed or used in connection with the improvements to the Demised Premises have been paid for by Tenant and the date such improvements were completed;

3.    True and correct original unconditional and final releases or waivers of lien from all contractor(s) and subcontractors performing work at the Demised Premises;

4.    Evidence of all costs of construction for the improvements to the Demised Premises;

5.    Tenant’s executed Estoppel Letter;

6.    Tenant’s Certificate(s) of Insurance complying with the requirements of Article 20 of this Lease;

7.    Completion of Form W-9;

8.    Two (2) complete sets of Record Drawings (i.e., “as-built” plans) of Tenant’s Work;

9.    Payment by Tenant of the first month’s Minimum Rent after the Rent Commencement Date has occurred as well as any payment of any charges incurred by Landlord on behalf of the Tenant during construction of Landlord’s or Tenant’s improvements; and

10.    Tenant’s written request for the Improvement Allowance.

Upon receipt and approval of all documentation set forth in this subsection G above, completion by Tenant of all improvements to Landlord’s satisfaction as evidenced by a walk through and acceptance by Landlord, and commencement of business in the Demised Premises to the public, Landlord shall reimburse Tenant within thirty (30) business days after Landlord’s approval of said documentation, its final draw for the remainder of the Tenant Improvement Allowance. Tenant must submit all documentation set forth in this subsection G no later than the first to occur of (i) one hundred twenty (120) days after the day Tenant completes its improvements, or (ii) eighteen (18) months after the Delivery Date (the first to occur being the “TI Expiration Date”). If Tenant fails to submit the documentation in subsection F prior to the TI Expiration Date, Tenant’s right to request the Tenant Improvement Allowance shall be deemed null and void and of no further force and effect, and Landlord shall not be obligated to pay Tenant any Tenant Improvement Allowance. The Tenant Improvement Allowance is for the purpose of constructing or improving qualified long-term real property for use in Tenant’s trade or business at the Demised Premises, in accordance with Section 110(a) of the Internal Revenue Code and the Internal Revenue Service Regulations promulgated pursuant thereto. Landlord shall be the legal title and beneficial owner of all qualified long-term real property (as defined in Section 110(a) of the Internal Revenue Code), but specifically excluding Tenant’s fixtures, furniture and equipment, that are acquired with or funded by the Tenant Improvement Allowance, if any. The parties understand that the Tenant Improvement Allowance may be applied to all such leasehold improvements to the Demised Premises pursuant to Tenant’s Plans approved by Landlord. Landlord and not Tenant shall have the sole and exclusive right to depreciate for tax purposes the qualified long-term real property paid for with the Tenant Improvement Allowance.

EXHIBIT “E-1”

CONTRACTOR INSURANCE REQUIREMENTS

All consultants, contractors, subcontractors, suppliers, service providers, moving companies, and others performing work of any type for Tenant in the Demised Premises shall:

•	carry the insurance listed below with companies acceptable to Landlord; and

•

furnish Certificates of Insurance to Landlord evidencing required coverages at least 30 business days prior to entry in the Demised Premises and Renewal Certificates at least 30 business days prior to the expiration dates of Certificates previously furnished.

Certificates of Insurance must provide for 30 business days’ prior written notice of cancellation or material change to Landlord, c/o Asset Management.

1.	Rating. Certificates of Insurance will be accepted only from insurance companies with an A-rating or better per A.M. Best Company’s rating guide.

2.	Builder’s Risk. Contractor shall provide All Risk Builder’s Risk Insurance in an amount equal to the replacement cost of the improvements to be built by the Contractor, insuring against all risks of direct physical loss or damage to materials, equipment, machinery and other property incorporated in the job, subject to policy exclusions and deductibles. Builder’s Risk insurance will not provide coverage for tools, equipment or other items which Contractor uses in connection with the Work and which are not incorporated into or intended to become permanent part of the Work. Contractor shall waive its right of subrogation against Landlord for damage caused by fire or other perils, covered by the policy. Deductibles on the policy shall be paid by Tenant and/or Contractor.

3.	a.

Workman’s Compensation: Statutory workers compensation insurance covering full liability under applicable Workers Compensation Laws at the required statutory limits. The Worker’s Compensation Coverage must cover all job site employees and include a waiver of subrogation in favor of Landlord executed on ISO Endorsement or Form No. 000313.

	b.	Employers’ Liability: Employers’ liability insurance with the following minimum limits of liability:

		$500,000	Each Accident
		$500,000	Disease-Policy Limit
		$100,000	Disease-Each Employee

4.	Commercial General Liability: This insurance policy must:

	a.	Be written on a standard liability policy form (sometimes known as commercial general liability insurance) but without exclusionary endorsements that may delete coverage for products/completed operations, personal and advertising injury, blanket contractual, fire legal liability, or medical payments.

E1-1

b.	Be endorsed to provide that:

•	aggregate limits, if any, apply separately to each of the insured’s jobs or projects away from premises owned by or rented to the insured;

•	the insurance is primary and non-contributory to any insurance provided by Landlord; and

•	include the following minimum limits:

$2,000,000	General Aggregate
$2,000,000	Products-Completed Operations Aggregate
$1,000,000	Bodily Injury & Property Damage
$1,000,000	Personal & Advertising Injury
$1,000,000	Each Occurrence
$50,000	Fire Damage (Any one fire)
$5,000	Medical Expense (Any one person)

5.

Automobile Liability: Automobile liability insurance for claims of ownership, maintenance, or use of owned, non-owned, and hired motor vehicles at, upon, or away from the Demised Premises with the following minimum limits:

$1,000,000 Combined Single Limit Bodily Injury and Property Damage per Occurrence

6.	Excess Liability: Following form excess liability insurance with coverages at least as broad as the required commercial general liability insurance with the following minimum limits:

$5,000,000 Each Occurrence        $5,000,000         Aggregate

7.	Professional Liability Insurance: $1,000,000 per claims made and in aggregate

If required, a professional liability policy to protect Landlord from liability arising out of errors and omissions in the performance of design and/or engineering services provided by Tenant’s consultants or their employees. The professional liability policy must be:

(1)	endorsed to cover the Landlord indemnity provisions; and

(2)	maintained for two (2) years after Substantial Completion Date.

8.	General Requirements: All policies enumerated above must be:

•	written on an occurrence basis and not on a claims-made basis (except Professional Liability Policy);

•	endorsed to name as additional insureds the entities listed below and their respective officers, directors, employees, agents, partners and

E1-2

assigns; (excludes Workers Compensation Coverage & Professional Liability Policy):

Landlord; and

Landlord’s property manager, if requested by Landlord

E1-3

EXHIBIT “F”

INTENTIONALLY OMITTED

F-1

EXHIBIT “G”

PROPERTY RESTRICTIONS

Tenant agrees that none of the following uses or operations shall be made, conducted or permitted on or with respect to all or any part of the Demised Premises:

(i)	any public or private nuisance;
(ii)	any noise or sound that is objectionable due to intermittence, beat, frequency, shrillness or loudness; specifically excepting periodic private events held by Tenant for employees or customers as “appreciation” events, at which outdoor cooking, seating, serving and eating may take place
(iii)	any obnoxious odor;
(iv)	any excessive quantity of dust, dirt, or fly ash;
(v)	any fire, explosion or other damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks;
(vi)	any assembly, manufacture, distillation, refining, smelting, agriculture or mining operations;
(vii)	any mobile home or trailer court, labor camp, junkyard, mortuary, stock yard or animal raising;
(viii)	any drilling for and/or removal of subsurface substances;
(ix)	any dumping of garbage or refuse, other than in enclosed receptacles intended for such purpose;
(x)	any automobile, truck, trailer or recreational vehicle sales, rental, leasing or body and fender repair operation;
(xi)	any flea market and/or swap meet;
(xii)	any massage parlor (provided that such prohibition shall not prohibit or restrict the providing of massages in a salon, health or fitness club, or reputable massage business such as, by way of example only, “Massage Envy”), adult book shop, movie house or other establishment selling or exhibiting pornographic materials or other pornographic use; provided, however, that such restrictions shall not preclude the (1) showing of films in any motion picture theater provided such theater has a good reputation and is found in other similar food/entertainment venues, and (2) sale or rental of adult books, magazines or videos except as an incidental part of the business of a general purpose bookstore normally found in a first class retail center (or a first class book store such as Borders or Barnes and Noble);
(xiii)	any tattoo parlor or any establishment selling drug related paraphernalia;
(xiv)	any bar, tavern or nightclub; provided, however, the foregoing shall not prohibit the operation of a bar, tavern, or nightclub as a part of any restaurant provided that the sale of alcohol from such bar, tavern or nightclub does not exceed sixty percent (60%) of such restaurant’s gross sales; and
(xv)	Any business furnishing care for children without the supervision or involvement of a parent or guardian;
(xvi)	Any unlawful use;
(xvii)	Any business principally selling or displaying goods or merchandise not in stock at its premises other than a first class catalogue retailer;
(xviii)	Repair or service center (except that service centers or service uses which are incidental to a store selling goods and/or services not prohibited hereunder);
(xix)	Auditorium, meeting hall, church or other place of public assembly;
(xx)	Bingo, lotto, off-track betting hall or other gambling establishment except state lottery tickets lawfully sold;
(xxi)	Any veterinary hospital or animal clinic or animal raising facilities except where incidental to the operation of a retail business;
(xxii)	Medical clinic;
(xxiii)	Karate, gymnasium, dance studio or similar business;

G-1

(xxiv)	Car wash, excepting periodic instances of on-site car washing services ordered by Tenant for its employees;
(xxv)	Bowling alley; arcade, amusement center, game room or other entertainment facility; carnival; skating rink; or billiard room or pool room; sporting events;
(xxvi)	Ballroom, dance hall or discotheque;
(xxvii)	Warehouse for storage of goods not intended to be sold on or from the premises (other than storage areas as may be reasonably needed in connection with the operation of the Demised Premises);
(xxviii)	Bail bondsman;
(xxix)	Central laundry, dry cleaning plant or Laundromat; or any dry cleaning business;
(xxx)	Lumber yard (other than incidental lumber sales by a home improvement business);
(xxxi)	Blood bank; or funeral parlor;
(xxxii)	Beauty school, barber college or reading room; or any training school or educational facility (except where incidental to a retail business located at the premises);
(xxxiii)	Auction, liquidation, going out of business, fire or bankruptcy sales;
(xxxiv)	Flea market, “second-hand” store or army, navy or governmental “surplus” store;
(xxxv)	Manufacturing use;
(xxxvi)	Any business or use operated on a part-time basis;
(xxxvii)	Shooting gallery;
(xxxviii)	Any use that creates any unusual fire hazard;
(xxxix)	A separately demised news stand;
(xl)	Any abortion clinic or drug rehabilitation clinic; or
(xli)	Any “second hand” store, “surplus” store, discount store or factory outlet store.

G-2

EXHIBIT “H”

RULES AND REGULATIONS

1.    All floor areas of the Demised Premises (including vestibules, entrances, and air returns), doors, fixtures, windows, and plate glass shall be maintained in a clean, safe and good condition.

2.    All trash, refuse and waste materials shall be stored in adequate containers and regularly removed from the Demised Premises. These containers shall not be visible to the general public and shall not constitute a health or fire hazard or nuisance to any tenant. In the event that any tenant shall fail to remedy such a health or fire hazard or nuisance within five (5) business days after written notice by Landlord, Landlord may remedy and/or correct such health or fire hazard or nuisance at the expense of Tenant.

3.     No portion of the Demised Premises shall be used for lodging purposes.

4.    Neither sidewalks nor walkways shall be used to display, store or place any merchandise, equipment or devices, except in connection with sidewalk sales held with Landlord’s prior written approval in each instance.

5.    No public telephone, newsstand, shoeshine stand, refreshment, vending or other coin operated machine shall be installed or placed on the sidewalk or walkway area adjacent to the Demised Premises or the common areas without Landlord’s prior written approval in each instance.

6.    No person or persons shall use the Demised Premises, or any part thereof, for conducting therein a second-hand store, auction, distress or fire sale or bankruptcy sale, or “going-out-of-business” sale or “lost our lease” sale, without Landlord’s prior written consent in each instance.

7.    No portion of the Demised Premises shall be used for the storage of any merchandise, materials or other properties, other than those reasonably necessary for the operation of a tenant’s business. Landlord may, from time to time, inspect the Demised Premises to ensure compliance with the foregoing provisions.

8.     Intentionally omitted.

9.    Landlord shall have the absolute right to enter upon the Demised Premises to perform such cleaning and clearing of the pipes and drains servicing the Demised Premises (including roto-rooter service), and any grease traps and exhaust systems servicing the Demised Premises, as Landlord shall deem necessary.

10.    If Tenant provides its customers with the use of shopping carts and/or baskets, Tenant shall be responsible for causing said carts and/or baskets to be stored only in areas designated by Landlord. If Tenant fails to routinely collect and store said carts as necessary (at least twice on a daily basis). Landlord may assume the responsibility of same and may bill Tenant on an estimated monthly basis for such service.

11.    Tenant shall not alter any lock or install any new or additional locks or any bolts on any door of the Demised Premises without the prior written consent of Landlord (except as to safes and vaults of Tenant).

12.    The toilet rooms and urinals, wash bowls and other apparatus therein shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be placed therein; the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant, who, or whose employees, invitees, contractors or agents, shall have caused it.

H-1

13.    Except as to normal pictures and furnishings, Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Demised Premises or any part thereof. No boring, cutting or stringing of wires shall be permitted except with the prior written consent of Landlord and as Landlord may direct. Tenant shall not lay linoleum tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Demised Premises in any manner except as approved by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

14.    Tenant shall not use, keep or permit to be used or kept any noxious gas or substance in the Demised Premises, or permit or suffer the Demised Premises to be occupied or used in a manner offensive or objectionable to Landlord.

15.    Tenant shall not use or keep in the Demised Premises, any kerosene, gasoline or flammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied or permitted by Landlord, and in accordance with all applicable laws.

16.    Landlord will direct electricians as to where and how electrical, telephone and telegraph wires are to be introduced to the Demised Premises. No boring or cutting for wires will be allowed without the prior consent of Landlord. The location of telephone call boxes and other office equipment in the Demised Premises shall be subject to the approval of Landlord.

17.    Upon termination of this Lease, Tenant shall deliver to Landlord the keys of the offices, rooms, and toilet rooms which were previously furnished to Tenant, failing which Tenant shall pay Landlord the cost of replacing same or of changing the lock or locks opened by any unreturned key if Landlord deems it necessary to make such changes.

18.    Tenant shall be responsible for assuring that doors to the Demised Premises are not left unlocked during non-business hours, except while moving furniture or other items in or out of the Demised Premises.

H-2